Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

EMPLOYERS MUTUAL CASUALTY COMPANY,

OAK MERGER SUB, INC.

and

EMC INSURANCE GROUP INC.

dated as of May 8, 2019

i

ii

Section 9.12	Rules of Construction	41
Section 9.13	Waiver of Jury Trial	41
Section 9.14	Severability	41
Section 9.15	Specific Performance	42
Section 9.16	Obligations of EMCC and the Company	42

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 8, 2019, is by and among Employers Mutual Casualty Company, an Iowa mutual insurance company (“EMCC”); Oak Merger Sub, Inc., an Iowa corporation and a wholly-owned subsidiary of EMCC (“Merger Sub”); and EMC Insurance Group Inc., an Iowa corporation (the “Company”).  Capitalized terms used but not defined in the context in which such terms are first used in this Agreement shall have the respective meanings ascribed to such terms in Article VIII.

RECITALS

WHEREAS, the parties hereto intend that Merger Sub be merged with and into the Company with the Company as the surviving corporation in accordance with the Laws of the State of Iowa, upon the terms and subject to the conditions of this Agreement (the “Merger”);

WHEREAS, the Board of Directors of EMCC has adopted this Agreement and approved and declared advisable the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Merger Sub has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of Merger Sub and its shareholders, and (b) approved this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”), upon the recommendation of a special committee of the Company Board consisting solely of independent directors (the “Special Committee”), has (a) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Merger, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and the Public Shareholders, (c) directed that this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to the shareholders of the Company for their approval, and (d) subject to the provisions of Section 4.3, resolved to recommend that the shareholders of Company approve this Agreement and the transactions contemplated by this Agreement, including the Merger; and

WHEREAS, the Company, EMCC and Merger Sub desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1                                   The Merger.  At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Iowa Law, Merger Sub shall merge with and into the Company.  The Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the Laws of the State of Iowa as a wholly-owned subsidiary of EMCC. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.2                                   Closing; Effective Time.  The Closing shall take place as soon as practicable, and in any event not later than two Business Days after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be fulfilled at Closing, but subject to waiver or fulfillment of those conditions) or at such other time as the parties hereto may agree (the “Closing Date”).  The Closing shall take place remotely by the exchange of electronic documents by facsimile, PDF or other electronic means.  The Merger shall become effective at the Effective Time as set forth in the Articles of Merger, which Merger Sub and the Company shall file with the Secretary of State of the State of Iowa on the Closing Date.

Section 1.3                                   Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of Iowa Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property owned, and every contractual right possessed, by the Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities of the Company and Merger Sub shall become the liabilities of the Surviving Corporation.

Section 1.4                                   Conversion of Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of EMCC, Merger Sub, the Company or the holder of any of the following securities:

(a)                                 Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock held by EMCC, any Subsidiary of EMCC, Merger Sub, the Company or any Subsidiary of the Company (collectively the “Excluded Shares”); and (ii) Company Dissenting Shares) shall be converted into the right to receive $36.00 per share in cash, without interest, subject to adjustment as provided in Section 1.4(d) (the “Merger Consideration”).

(b)                                 All shares of Common Stock converted into the Merger Consideration pursuant to Section 1.4(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each Certificate or Book-Entry Share previously representing any such shares of Common Stock shall thereafter represent only the right to receive, with respect to each underlying share of Common Stock, the Merger Consideration.

(c)                                  All Excluded Shares, other than shares of Common Stock held by EMCC, shall automatically be cancelled and shall cease to exist as of the Effective Time.  All shares of Common Stock held by EMCC shall remain outstanding.

(d)                                 If, prior to the Effective Time, the outstanding shares of Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in the capitalization of the Company, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

Section 1.5                                   Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of EMCC or the Company, each share of the common stock, par value $1.00 per share, of Merger Sub shall be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation.

Section 1.6                                   Company Dissenting Shares.

(a)                                 Notwithstanding any provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Sections 490.1301 through 490.1303 and Sections 490.1320 through 490.1326 of Iowa Law (collectively, the “Company Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration.  Such shareholders shall be entitled to receive payment of the appraised value of such shares of Common Stock held by them in accordance with the applicable provisions of Iowa Law, except that all Company Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Common Stock under Iowa Law shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the Certificate or Certificates formerly representing such shares of Common Stock in accordance with Section 1.13 or, in the case of holders of Book-Entry Shares of Common Stock, upon compliance with the letter of transmittal sent to them in accordance with Section 1.13, and in each case, shall cease to be Company Dissenting Shares hereunder.

(b)                                 The Company shall give EMCC (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Iowa Law.  The Company shall not, except with the prior written consent of EMCC, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 1.7                                   Options and Equity-related Securities.

(a)                                 At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by EMCC, Merger Sub, the Company or the holder of such Company Option, be cancelled and converted into the right to receive, as soon as practicable following the Effective Time, a lump sum cash payment equal to the product of (i) the number of shares subject to such Company Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of such Company Option, without interest and subject to Tax withholding by EMCC in accordance with Section 1.14; provided, however, that any Company Option that is outstanding, whether vested or unvested, immediately prior to the Effective Time for which the exercise price per share equals or exceeds the Merger Consideration shall, by virtue of the Merger and without any action by EMCC, Merger Sub, the Company or the holder of such Company Option, be cancelled without any payment in respect thereof.  The cash amounts resulting from the conversions pursuant to this

Section 1.7(a) shall be paid by EMCC as soon as practicable after the Effective Time, but no later than five Business Days thereafter.

(b)                                 At the Effective Time, each share of restricted Common Stock issued pursuant to the Company Stock Plans (each, a “Restricted Share”) that is outstanding and vested immediately prior to the Effective Time shall, by virtue of the Merger and without any action by EMCC, Merger Sub, the Company or the holder of such Restricted Share, be treated as issued and outstanding Common Stock as provided in Section 1.4(a).  At the Effective Time, each Restricted Share that is outstanding and unvested immediately prior to the Effective Time shall, by virtue of the Merger and without any action by EMCC, Merger Sub, the Company or the holder of such Restricted Share, be forfeited to the Company and converted into a right to receive from EMCC payment of cash in an amount equal to the Merger Consideration, which right shall continue to be subject to the vesting conditions and risk of forfeiture applicable to the Restricted Share from which it was converted.  Any amount that becomes payable with respect to such right due to the satisfaction of the applicable vesting conditions shall be payable at the same time as the related Restricted Share would have vested.

(c)                                  At the Effective Time, each restricted stock unit granted pursuant to the Company Stock Plans (each, an “RSU”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action by EMCC, Merger Sub, the Company or the holder of such RSU, be canceled, extinguished and converted into a right to receive from EMCC payment of cash in an amount equal to the product of (i) the Merger Consideration multiplied by (ii) the total number of shares of Common Stock underlying such RSU, which right shall continue to be subject to the vesting conditions and risk of forfeiture (if any) applicable to the RSU from which it was converted.  Any amount that becomes payable with respect to such right due to the satisfaction of the applicable vesting conditions shall be payable at the same time as the related RSU would have become payable, other than with respect to the individual awards described in Exhibit A hereto, which rights shall be payable within 15 Business Days after the Closing Date.  If no vesting conditions remained applicable to the RSU from which such right was converted at the Effective Time, then such right shall be payable within 15 Business Days after the Closing Date.

(d)                                 Prior to the Effective Time, the Company shall use commercially reasonable efforts to deliver appropriate notices (which notices shall be reasonably acceptable to EMCC) to each holder of Company Options, Restricted Shares and RSUs setting forth such holder’s rights pursuant to the Company Stock Plans, stating that such Company Options, Restricted Shares or RSUs, as applicable, shall be treated in the manner set forth in this Section 1.7.  The Company shall cause the administrator of the Company Stock Plans to take commercially reasonable actions under the Company Stock Plans in furtherance of the provisions of this Section 1.7.

(e)                                  Prior to the Effective Time, the Company, EMCC and Merger Sub shall use their respective commercially reasonable efforts to obtain any consents or releases, if any, from the holders of Company Options, Restricted Shares and RSUs under the Company Stock Plans and to take all such other lawful action which the Company, EMCC or Merger Sub determines is reasonably necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act, and including adopting any necessary actions or resolutions of the

Company Board or, if appropriate, any committee administering the Company Stock Plans) to provide for and give effect to the transactions contemplated by this Section 1.7.  For the avoidance of doubt, the parties hereto agree that obtaining any such consents or releases shall not be a condition to any party’s obligations to consummate the transactions contemplated hereby.  Except as otherwise agreed to in writing by the parties, (i) the Company Stock Plans will terminate as of the Effective Time; and (ii) the Company shall use commercially reasonable efforts to assure that, following the Effective Time, no participant in the Company Stock Plans shall have any right under the Company Stock Plans to acquire the capital stock of the Company or the Surviving Corporation.

(f)                                   Prior to the Effective Time, EMCC shall take all commercially reasonable actions that may be necessary to, effective at the Effective Time, have all shares of Common Stock held by the custodians of the Employers Mutual Casualty Company 2008 Employee Stock Purchase Plan (the “ESPP”) treated as issued and outstanding Common Stock as provided in Section 1.4(a) and to terminate the ESPP and all participant rights thereunder.

(g)                                  Prior to the Effective Time, the Company shall cause dispositions of equity interests of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Company Board or a committee of two or more non-employee directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act).  Such approval shall specify: (i) the name of each officer or director; (ii) the number of securities to be disposed of for each named individual; and (iii) that the approval is granted for purposes of exempting the transaction from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

Section 1.8                                   Articles of Incorporation.  At the Effective Time, the restated articles of incorporation of the Company shall be amended so as to read in their entirety in the form attached hereto as Exhibit B and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and Iowa Law.

Section 1.9                                   Bylaws.  Concurrently with the execution and delivery of this Agreement, the bylaws of the Company shall be amended so as to provide for or permit the postponement of the Company’s 2019 annual meeting of shareholders to a date that is after the anticipated Closing Date.  At the Effective Time, the bylaws of the Company shall be further amended so as to read in their entirety in the form attached hereto as Exhibit C and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and Iowa Law.

Section 1.10                            Directors and Officers of Surviving Corporation.  At the Effective Time (a) the directors of the Surviving Corporation shall be the existing members of the Board of Directors of Merger Sub; and (b) the officers of the Surviving Corporation shall be the existing officers of Merger Sub.

Section 1.11                            Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all property, rights, privileges, immunities and purposes of the Company and Merger Sub, EMCC and the Surviving Corporation shall cause their respective officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 1.12                            Exchange Agent; EMCC to Make Cash Available.  Prior to the Effective Time, EMCC shall appoint a bank or trust company selected by EMCC and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the Merger Consideration. At or as promptly as practicable following the Effective Time, EMCC shall, or shall cause the Surviving Corporation to, deposit an amount of cash in an Exchange Fund with the Exchange Agent sufficient to pay the Merger Consideration in respect of the shares of Common Stock that are to be converted into the right to receive the Merger Consideration pursuant to Section 1.4.

Section 1.13                            Exchange of Shares.

(a)                                 As promptly as practicable following the Effective Time, and in any event not later than two Business Days following the Effective Time, EMCC shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificate”) or book-entry share (“Book-Entry Share”) that, immediately prior to the Effective Time, represented a share or shares of Common Stock to be converted into the Merger Consideration pursuant to Section 1.4:  (i) a letter of transmittal (which shall be in form and substance reasonably satisfactory to EMCC and the Company and, in the case of certificated shares, shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate to the Exchange Agent and, in the case of a Book-Entry Share, shall specify that delivery shall be effected, and risk of loss and title to the Book-Entry Share shall pass, only upon adherence to the procedures set forth in the letter of transmittal); and (ii) instructions for use in effecting the surrender of the Certificate or Book-Entry Share in exchange for the Merger Consideration.  Upon proper surrender of a Certificate or Book-Entry Share for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly completed and executed, and such other documents or information as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall receive the amount of Merger Consideration to which such holder is entitled pursuant to Section 1.4, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled.  Until surrendered as contemplated by this Section 1.13 and at any time after the Effective Time, each Certificate or Book-Entry Share (other than Company Dissenting Shares and Excluded Shares) will be deemed to represent only the right to receive upon such surrender the Merger Consideration allocable to such Book-Entry Share or the shares represented by such Certificate, as contemplated by Section 1.4. No interest shall be paid or accrued on any cash or on any unpaid dividends or distributions payable to the holder of a Certificate or Book-Entry Share.

(b)                                 Following the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, following the Effective Time, any Certificate or Book-Entry Share is presented for transfer to the Exchange Agent, each such Certificate or Book-Entry Share shall, subject to compliance with the provisions of Section 1.13(a), be cancelled and exchanged for the Merger Consideration as provided in this Section 1.13.  In the event of a transfer of ownership of any share of Common Stock prior to the Effective Time that has not been registered in the stock transfer books of the Company, the Merger Consideration payable in respect of such share of Common Stock shall be paid to the transferee of such share only if the Certificate that previously represented such share is properly endorsed or otherwise in proper form for transfer, or a properly completed letter of transmittal, duly completed and executed, if the share is a Book-Entry Share, is presented to the Exchange Agent accompanied by documentation evidencing the effectiveness of such transfer and the payment of any transfer or other Taxes applicable to such transfer, in each case, in form and substance reasonably satisfactory to EMCC and the Exchange Agent.

(c)                                  Any portion of the Exchange Fund that has not been claimed by the holders of Common Stock in accordance with Section 1.4 and this Section 1.13 on or prior to the date that is nine months after the Effective Time shall be paid to the Surviving Corporation.  Thereafter, shareholders of the Company shall look only to the Surviving Corporation for payment of the Merger Consideration deliverable in respect of the shares of Common Stock held by such shareholder (other than in respect of any Company Dissenting Shares) as determined pursuant to this Agreement without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, the Company, EMCC, the Exchange Agent or any other Person shall be liable to any holder of shares of Common Stock for any amount of the Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d)                                 In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in a customary amount and upon such terms as the Surviving Corporation may determine are reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, and upon compliance with the relevant provisions of Section 1.13(a), the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such holder is entitled pursuant to Section 1.4.

Section 1.14                            Withholding.  EMCC shall be entitled to deduct and withhold from the Merger Consideration, and from any other payments made pursuant to this Agreement, such amounts as EMCC is required to deduct and withhold with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Common Stock, Company Options, Restricted Shares or RSUs, as applicable, in respect of which such deduction and withholding was made by EMCC.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the corresponding sections of the Company Disclosure Schedules (it being agreed that disclosure of any item in any section of the Company Disclosure Schedules shall be deemed to be disclosed with respect to any other section of the Company Disclosure Schedules to the extent the relevance of such item to such other section is reasonably apparent on its face to EMCC and Merger Sub) or (b) the Company SEC Documents made publicly available on EDGAR at least two Business Days prior to the date of this Agreement (excluding any disclosures contained in the “Risk Factors” section thereof and any disclosures or statements to the extent they are cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to EMCC and Merger Sub as follows:

Section 2.1                                   Corporate Organization and Power.  Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Each of the Company and its Subsidiaries has the corporate power to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of any business conducted by the Company or its Subsidiaries or the character or location of any properties or assets owned or leased by the Company or its Subsidiaries makes such licensing or qualification necessary, other than such corporate power or defects in qualification or good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The copies of the certificate or articles of incorporation and bylaws of the Company that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect as of the date of this Agreement (the “Company Charter Documents”).  Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

Section 2.2                                   Capitalization.

(a)                                 The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock.  As of May 6, 2019, (i) 21,668,287 shares of Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) 2,261,415 shares of Common Stock were reserved for issuance under the Company Stock Plans; and (iii) 176,530 shares of Common Stock were reserved for issuance under the ESPP.  There are no bonds, debentures, notes or other indebtedness or securities of the Company or any of its Subsidiaries that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or any of its Subsidiaries may vote.  Except as described in the first sentence of this Section 2.2(a), as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding.  Section 2.2(a) of the Company Disclosure Schedules sets forth a correct and complete list, as of the date hereof, of all outstanding Company Options, RSUs and Restricted Shares, including the holder, date of grant, vesting schedule, number of Common Shares covered by or subject to the award and, where applicable, the exercise price and term.  No shares of Common Stock are held by the Company or any of its Subsidiaries.

(b)                                 None of the Company or any of its Subsidiaries has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Common Stock or any other capital stock or other securities of the Company or any of its Subsidiaries.  All of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company are owned, directly or indirectly, by the Company, and are duly authorized, validly issued, fully paid and nonassessable, free and clear of all Liens.  Except as set forth in Section 2.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating the

Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(c)                                  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the capital stock of the Company or any of its Subsidiaries.  None of the Company or any of its Subsidiaries is obligated under any registration rights or similar agreements to register any shares of capital stock of the Company or any of its Subsidiaries on behalf of any Person.

Section 2.3                                   Authority; No Violation.

(a)                                 The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Required Shareholder Vote, to consummate the Merger and the other transactions contemplated hereby.  Upon the recommendation of the Special Committee, the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly approved and adopted by the Company Board.  The Required Shareholder Vote is the only vote of the holders of any class or series of the capital stock of the Company or any of its Subsidiaries necessary to approve this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, and no other corporate proceedings on the part of the Company, other than the receipt of the Required Shareholder Vote, are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company, and, assuming due authorization, execution and delivery by each of EMCC and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally; and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b)                                 The Special Committee has (i) received the opinion of its financial advisor, Sandler O’Neill & Partners, L.P. (the “Financial Advisor”), dated as of May 8, 2019, to the effect that, as of such date and subject to the qualifications and limitations set forth therein, the Merger Consideration to be paid to the Public Shareholders, is fair, from a financial point of view, to such holders (the “Fairness Opinion”); and (ii) by unanimous vote of the Special Committee, at a meeting duly called and held prior to the execution of this Agreement, (A) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and the Public Shareholders and (B) recommended this Agreement and the transactions contemplated by this Agreement, including the Merger, to the Company Board and the shareholders of the Company for their approval.  Upon the recommendation of the Special Committee, the Company Board has (1) adopted this Agreement and approved the transactions contemplated by this Agreement, including the Merger; (2) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its shareholders; (3) directed that this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to the shareholders of the Company for their approval; and (4) subject to the provisions of Section 4.3, resolved to make the Company Recommendation.

(c)                                  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws or other charter or organizational documents of the Company or any of its Subsidiaries; (ii) assuming that the consents and approvals referred to in Section 2.4 are duly obtained, violate any Law, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under (in each case, or an event that, with notice or lapse of time, or both, would result in such effect), any of the terms, conditions or provisions of any Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, creation of Liens or the loss of benefits that would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 2.4                                   Consents and Approvals.  Except for (a) the filing with the SEC of the Schedule 13e-3; (b) the filing with the SEC of the Proxy Statement; (c) the Required Shareholder Vote; (d) the filing of the Articles of Merger as required by Iowa Law; (e) the filing of applications and notices with the applicable federal and state regulatory authorities governing insurance and the approval of such applications or the grant of required licenses by such authorities or the expiration of any applicable waiting periods thereunder; (e) any consent, notice or approval required by NASDAQ; and (f) the consents, notices and approvals set forth in Section 2.4 of the Company Disclosure Schedules, no consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

Section 2.5                                   Absence of Certain Changes.  Since December 31, 2018, neither the Special Committee nor the Company Board has effected, authorized, approved or directed (a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Common Stock, other than in accordance with the Company’s past practice of declaring and paying quarterly dividends on the Common Stock, and not exceeding the per share amount of the last quarterly dividend paid on Common Stock in the amount of $0.23 per share, or any repurchase for value by the Company of any Common Stock, Company Options, Restricted Shares or RSUs; (b) any split, combination or reclassification of any Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Common Stock; or (c) any action described in Section 4.2(h).

Section 2.6                                   Company Information.  None of the information to be supplied by or on behalf of the Company with respect to the Special Committee, including with respect to the background of the transaction (for the avoidance of doubt, excluding any information supplied by EMCC, Merger Sub or any Specified Individual in writing specifically for inclusion in the Proxy Statement or the Schedule 13e-3) will, (i) in the case of the Schedule 13E-3, as of the date of filing and as of the date of the Company Shareholders’ Meeting, and (ii) in the case of the Proxy Statement, as of the date it is first mailed to shareholders of the Company and as of the date of the Company Shareholders’ Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information that subsequently changes or becomes incorrect or incomplete to the extent such changes or failure to be correct or complete are promptly disclosed to EMCC and Merger Sub, and the Company uses its reasonable best efforts, with the reasonable cooperation of EMCC and Merger Sub, to prepare, file or disseminate updated information to the extent required by applicable Law.  The Company shall cause the Proxy Statement, the Schedule 13e-3 and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto.

Section 2.7                                   Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other similar anti-takeover statute or regulation (including, without limitation, Section 490.1110 of Iowa Law) (“Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 2.8                                   Broker’s Fees.  Except for the Financial Advisor, neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement.  The Company has heretofore furnished to EMCC a correct and complete copy of all agreements between the Company or any of its Subsidiaries and the Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EMCC AND MERGER SUB

Except as set forth in the EMCC Disclosure Schedules (it being agreed that disclosure of any item in any section of the EMCC Disclosure Schedules shall be deemed to be disclosed with respect to any other section of the EMCC Disclosure Schedules to the extent the relevance of such item to such other section is reasonably apparent on its face to the Company), each of EMCC and Merger Sub represents and warrants to the Company as follows:

Section 3.1                                   Corporate Organization, Standing and Power.  Each of EMCC and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.  Each of EMCC and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have an EMCC Material Adverse Effect. Neither EMCC nor Merger Sub is in violation of any of the provisions of its articles of incorporation or bylaws or other charter or organizational documents, each as amended.

Section 3.2                                   Authority; No Violation.

(a)                                 Each of EMCC and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly approved and adopted by the Boards of Directors of each of EMCC and Merger Sub.  No other corporate proceedings on the part of EMCC or Merger Sub are necessary to approve this Agreement and to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of EMCC and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of EMCC and Merger Sub, enforceable against each of EMCC and Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally; and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b)                                 Neither the execution and delivery of this Agreement by EMCC or Merger Sub, nor the consummation by EMCC or Merger Sub of the transactions contemplated hereby, nor compliance by EMCC or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of EMCC or Merger Sub; (ii) assuming that the consents and approvals referred to in Section 3.3 are duly obtained, violate any Law, judgment, order, writ, decree or injunction applicable to EMCC and Merger Sub or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of EMCC or Merger Sub under, any of the terms, conditions or provisions of any material Contract or other instrument or obligation to which EMCC or Merger Sub is a party, or by which they or any of their respective properties, assets or business activities may be bound, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations, creation of Liens or the loss of benefits that, either individually or in the aggregate, would not reasonably be expected to have an EMCC Material Adverse Effect.

Section 3.3                                   Consents and Approvals.  Except for (a) the filing with the SEC of the Proxy Statement and the Schedule 13e-3; (b) the filing of applications and notices with the applicable federal and state regulatory authorities governing insurance and the approval of such applications or the grant of required licenses by such authorities or the expiration of any applicable waiting periods thereunder; (c) any consent, notice or approval required by NASDAQ; and (d) the consents, notices and approvals set forth in Section 3.3 of the EMCC Disclosure Schedules, no consents or approvals of or filings or registrations with any Governmental Entity or third party on the part of EMCC or Merger Sub are necessary in connection with the execution and delivery by EMCC and Merger Sub of this Agreement and the consummation by EMCC and Merger Sub of the Merger and the other transactions contemplated hereby.

Section 3.4                                   Disclosure Documents.  None of the information supplied or to be supplied by EMCC or Merger Sub for inclusion in the Schedule 13e-3 or the Proxy Statement will, (i) in the case of the Schedule 13E-3, as of the date of filing and as of the date of the Company Shareholders’ Meeting, and (ii) in the case of the Proxy Statement, as of the date it is first mailed to shareholders of the Company and as of the date of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by EMCC and Merger Sub that subsequently changes or becomes incorrect or incomplete to the extent such changes or failure to be correct or complete are promptly disclosed to the Company, and EMCC and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law.

Section 3.5                                   Ownership of Common Stock.  As of the date hereof, EMCC (i) beneficially owns or controls 11,771,778 shares of Common Stock in the aggregate, which, assuming the accuracy of Section 2.2, constitutes 54.3% of the voting securities of the Company, and (ii) does not hold any rights to acquire or vote any shares of capital stock of the Company, except pursuant to this Agreement.

Section 3.6                                   Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and as of the date hereof, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 3.7                                   Financing.  As of the date hereof, EMCC has sufficient funds readily available to consummate the Merger on the terms contemplated by this Agreement, and, at Effective Time, EMCC will have and shall make available to Merger Sub all the funds necessary to perform its obligations under this Agreement, including payment of the Merger Consideration and the consideration in respect of Company Options, RSUs and Restricted Shares, and the payment of all of its fees and expenses relating to the transactions contemplated by this Agreement.

Section 3.8                                   Legal Proceedings.  There is no Action pending or, to the knowledge of EMCC, threatened against EMCC or Merger Sub or any of their respective directors or officers (in their capacities as such), except for matters as would not reasonably be expected to have, individually or in the aggregate, an EMCC Material Adverse Effect.  None of EMCC, Merger Sub or any of their respective directors or officers (in their capacities as such), is subject to any continuing judgment of any Governmental Entity, except for judgments as would not reasonably be expected to have, individually or in the aggregate, an EMCC Material Adverse Effect.

Section 3.9                                   Broker’s Fees.  Except as of set forth on Section 3.9 of the EMCC Disclosure Schedules, neither EMCC nor any of its Affiliates has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 4.1                                   Conduct of Business Prior to the Effective Time.  During the period commencing upon the execution and delivery of this Agreement and ending at the Effective Time or earlier termination of this Agreement in accordance with its terms, except as expressly set forth in Section 4.1 of the Company Disclosure Schedules, except as expressly contemplated or permitted by this Agreement, or except as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business only in the usual, regular and ordinary course consistent with past practice; (b) to the extent consistent with clause (a) above, use reasonable best efforts to preserve intact its present business organizations, maintain its rights and franchises, and maintain its relationships with and goodwill of customers, suppliers, distributors, licensors, licensees, contractors, employees and others having significant business dealings with it; and (c) use reasonable best efforts to maintain and keep its properties and assets in as good repair and condition as at present; provided, however, that any action taken by the Company at the written request or direction of EMCC shall not constitute a breach of this Agreement.

Section 4.2                                   Conduct of Business of the Company.  Without limiting the generality of Section 4.1, during the period commencing upon the execution and delivery of this Agreement and ending at the Effective Time, except as expressly set forth in Section 4.1 of the Company Disclosure Schedules, except as expressly contemplated or permitted by this Agreement or except as required by applicable Law, the Company shall not take, cause or permit any action prohibited by the terms of the Intercompany Agreements or any of the following, or allow, cause or permit any of its Subsidiaries to take, cause or permit any action prohibited by the terms of the Intercompany Agreements or any of the following, in each case, without the prior written consent of EMCC, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that any action taken by the Company at the written request or direction of EMCC shall not constitute a breach of this Agreement:

(a)                                 make any material Tax election, change any material method of Tax accounting or settle or compromise any material Tax liability of the Company or any of its Subsidiaries, and, in any event, the Company shall consult with EMCC before filing or causing to be filed any material Tax return of the Company or any of its Subsidiaries, except to the extent such Tax return is filed in the ordinary course of business consistent with past practice, and before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any material Taxes of the Company or any of its Subsidiaries;

(b)                                 except as may be required as a result of a change in Law, GAAP or SAP, make any change to the financial accounting principles or practices used by it, or to its credit practices or its methods of maintaining its books, accounts or business records;

(c)                                  except as may be required Law, GAAP or SAP, revalue in any material respect any of its assets, including writing off notes or accounts receivable other than in the ordinary course of business;

(d)                                 except in the ordinary course of business consistent with past practice, terminate, amend or modify in any material respect, or waive any material provision of, any Material Contract;

(e)                                  enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time;

(f)                                   engage in the conduct of any new line of business or discontinue any existing line of business;

(g)                                  knowingly take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or in a violation of any provision of this Agreement;

(h)                                 pay, declare or establish a record date for any dividend or make any other distribution other than in accordance with the Company’s past practice of declaring and paying quarterly dividends on Common Stock only, and not to exceed the per share amount of the last quarterly dividend paid on Common Stock in the amount of $0.23 per share, or redeem, purchase or otherwise acquire any of its securities or any securities of its Subsidiaries;

(i)                                     (i) other than the annual increase in compensation to directors of the Company in the ordinary course of business and consistent with past practice (except that all of such annual compensation shall consist of cash), grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former director of the Company or any of its Subsidiaries (it being agreed that the annual retainer fee payable to the current directors of the Company shall be prorated monthly and payable in advance in equal monthly installments, not subject to any claw-back, on the first day of each month for the period commencing on May 23, 2019 and ending on the Closing Date); (ii) other than in the ordinary course of business consistent with past practice, grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any officer, employee or consultant of the Company or any of its Subsidiaries; (iii) other than as required under applicable Law, adopt, enter into or amend any Company Benefit Plan; (iv) other than in the ordinary course of business consistent with past practice or as required under applicable Law, increase, reprice or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any Company Benefit Plan; (v) other than in the ordinary course of business consistent with past practice or as required under applicable Law, enter into or amend any severance, termination or bonus agreement or grant any severance, termination pay or bonus to any officer, director, consultant or employee of the Company or any of its Subsidiaries; (vi) other than as required under applicable Law, enter into or amend any employment, change in control, retention or any similar agreement or any collective bargaining agreement, or grant any retention pay to any officer, director, consultant or employee of the Company or any of its Subsidiaries; (vii) other than as required by any Company Benefit Plan in effect as of the date hereof, pay or, except with respect to new employees or directors, award any pension or retirement allowance; or (viii) other than in the ordinary course of business consistent with past practice or as provided in Section 1.7, grant, issue, accelerate, amend or change the period for the exercise of, or vesting of, any Company Option, Restricted Share or RSU or any other right to acquire Common Stock or other equity or voting securities of the Company or otherwise authorize cash payments in exchange for any of the foregoing; provided that the Company may amend or modify any Company Benefit Plan to avoid the possible imposition of Taxes or penalties under Section 409A of the Code so long as such amendment or modification does not increase the cost to the Company under the applicable Company Benefit Plan;

(j)                                    compromise or settle any Action; or

(k)                                 take, authorize, or agree in writing or otherwise to take or authorize, any of the actions prohibited in Sections 4.2(a) through 4.2(i).

Section 4.3                                   No Solicitation.

(a)                                 Except as expressly permitted by this Section 4.3, the Company shall not, nor shall it authorize or permit any of its Representatives to (and the Company shall use its reasonable best efforts to cause each of its Representatives not to), directly or indirectly:

(i)                                     initiate, solicit, knowingly encourage, induce or knowingly facilitate (including by way of furnishing non-public information) or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii)                                  execute or enter into any Contract, letter of intent or agreement in principle relating to, or that could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to the terms and conditions of Section 4.3(b));

(iii)                               enter into any Contract, letter of intent or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or breach its obligations hereunder;

(iv)                              engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of its Subsidiaries to any Person (other than EMCC, Merger Sub or any of their respective Subsidiaries or Representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(v)                                 otherwise knowingly facilitate any effort or attempt to make any Acquisition Proposal.

(b)                                 Notwithstanding Section 4.3(a), from the date hereof until the date that the Required Shareholder Vote has been obtained, following the receipt by the Company of an unsolicited bona fide written Acquisition Proposal, (i) the Special Committee shall be permitted to participate in discussions regarding such Acquisition Proposal to the extent necessary to clarify the terms of such Acquisition Proposal; and (ii) if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel that (A) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be inconsistent with the fiduciary duties of the Company Board under Iowa Law, then, in response to such Acquisition Proposal, the Special Committee may (x) furnish access and non-public information with respect to the Company and its Subsidiaries to the Person who has made such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement (as long as all such information provided to such Person has previously been provided to EMCC or is provided to EMCC prior to or concurrently with the time it is provided to such Person) and (y) participate in discussions and negotiations with such Person regarding such Acquisition Proposal.

(c)                                  The Company shall promptly (and, in any event, within 36 hours) notify EMCC in writing (email being sufficient) if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives, indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers (whether oral or written) (including, if applicable, copies of such written proposals or offers and any proposed agreements), and thereafter shall keep EMCC informed, on a current basis, of the status and terms of any such inquiries, proposals or offers (including any determinations made, or actions taken, pursuant to Section 4.3(b) and any amendments to the terms of any proposals or offers) and the status of any such discussions or negotiations, including any change in the Company’s, the Company Board’s or the Special Committee’s intentions as previously notified.  Notwithstanding the foregoing, if any Acquisition Proposal or inquiry is made, or any other information with respect to such Acquisition Proposal or inquiry is provided, solely to any Specified Individual, the Company shall have no obligations to EMCC under this Section 4.3(c) with respect to such Acquisition Proposal, inquiry or other information until such time as any member of the Special Committee is made or becomes aware of such Acquisition Proposal, inquiry or other information.

(d)                                 Except as set forth in Section 4.3(e), neither the Company Board nor any committee thereof (including the Special Committee) shall (i) withdraw, suspend, modify or amend the Company Recommendation in any manner that could reasonably be expected to jeopardize the consummation of the Merger, or fail to include the Company Recommendation in the Proxy Statement; (ii) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (iii) at any time following receipt of an Acquisition Proposal, fail to publicly reaffirm its adoption, approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within four Business Days after receipt of any reasonable written request to do so from EMCC); or (iv) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten Business Days after commencement of such Acquisition Proposal (each of clauses (i) through (iv), an “Adverse Company Recommendation”); provided that the provision of factual information by the Company to its shareholders shall not be deemed to constitute an Adverse Company Recommendation so long as the disclosure through which such factual information is conveyed, taken as a whole, is not inconsistent with the Company Recommendation and, if requested in writing by EMCC, prior to the making of such disclosure, the Company Board reaffirms the Company Recommendation.

(e)                                  Notwithstanding Section 4.3(d), the Company Board may, at any time before obtaining the Required Shareholder Vote, to the extent the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure of the Company Board to take such action would be inconsistent with its fiduciary duties under Iowa Law, in response to (x) a Superior Proposal received by the Company following the date of this Agreement or (y) an Intervening Event, make an Adverse Company Recommendation, but only if:

(i)                                     the Company shall have first provided EMCC prior written notice, at least four Business Days in advance, that the Company Board intends to make such Adverse Company Recommendation, which notice shall include (A) the terms and conditions of the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal, and copies of any Contracts that are proposed to be entered into with respect to such Superior Proposal, or (B) the material change, development, effect, circumstance, state of facts or event that constitutes the Intervening Event; and

(ii)                                  during the four Business Days after the receipt of such notice (A) with respect to a Superior Proposal (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to EMCC of a two-Business Day period which may, in whole or in part, run concurrently with the initial four-Business Day period), the Special Committee shall have negotiated with EMCC in good faith (to the extent EMCC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that there is no longer a reasonable basis for such Acquisition Proposal to constitute a Superior Proposal; and (B) with respect to an Intervening Event, the Special Committee shall have negotiated with EMCC in good faith (to the extent EMCC desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that there is no longer a reasonable basis for such Adverse Company Recommendation with respect to such Intervening Event.

(f)                                   Nothing contained in this Section 4.3 shall be deemed to prohibit the Company Board or the Special Committee, from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act; or (ii) making any disclosure to the Company’s shareholders if the Special Committee determines, after consultation with outside legal counsel, that failure to disclose such position or information would constitute a violation of applicable Law, including any fiduciary duties of the Special Committee or the Company Board; provided that, if such disclosure does not reaffirm the Company Recommendation or has the substantive effect of withdrawing, suspending or adversely amending or modifying the Company Recommendation, such disclosure shall be deemed to be an Adverse Company Recommendation (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed to be an Adverse Company Recommendation so long as the Company Board expressly and publicly reaffirms the Company Recommendation in a subsequent disclosure on or before the earlier of (A) ten Business Days after commencement of such Acquisition Proposal and (B) three Business Days before the Company Shareholders’ Meeting).

(g)                                  The Company shall inform its Representatives of the obligations undertaken in this Section 4.3.  Any violations of the restrictions set forth in this Section 4.3 by any Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.3 by the Company; provided that notwithstanding anything to the contrary set forth in this Agreement, in no event shall any action taken by any Specified Individual or at the written direction of EMCC constitute a violation by the Company of this Section 4.3.

Section 4.4                                   Financing Cooperation.  From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries and Representatives to, reasonably cooperate with EMCC, at the expense of EMCC, to provide information related to the Company, its Subsidiaries and their respective Representatives reasonably requested by EMCC in connection with the arrangement of any financing that EMCC may elect to undertake in connection with the Merger.

Section 4.5                                   Conduct of Each Party.  During the period commencing upon the execution and delivery of this Agreement and ending at the Effective Time, each of the Company, EMCC and Merger Sub shall not, and shall not permit any of their respective Subsidiaries or Representatives to, take any action that would be reasonably be expected to result in any condition set forth in Article VI not being satisfied or to prevent or materially delay the consummation of the Merger; provided, however, that any action taken by the Company at the written request or direction of EMCC shall not constitute a breach of this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1                                   Regulatory Matters.

(a)                                 As promptly as practicable following the date hereof, the Company, EMCC and Merger Sub shall prepare, and the Company shall file with the SEC, the Proxy Statement.  Each party shall use its reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable.  As promptly as practicable following the date hereof, the Company, EMCC and Merger Sub shall prepare and jointly file with the SEC the Schedule 13e-3.  Each party shall use its reasonable best efforts to respond to any comments of the SEC or its staff with respect to the Schedule 13e-3.  Prior to responding to any comments of the SEC or its staff, each of the Company, EMCC and Merger Sub, as applicable, shall (i) notify the other parties as promptly as practicable following the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for additional information or any amendments or supplements to the Proxy Statement or the Schedule 13e-3; (ii) cooperate with the other parties to prepare responses to any comments of the SEC or its staff and provide the other parties with a reasonable opportunity to review and comment on all such proposed responses prior to submission to the SEC or its staff; and (iii) reasonably respond to or incorporate all comments received from the other parties with respect to any proposed response to comments from the SEC or its staff prior to submission to the SEC or its staff.  In addition, each of the Company, EMCC and Merger Sub shall provide the other parties with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13e-3, this Agreement or the Merger.  If, at any time prior to the Company Shareholders’ Meeting any information relating to the Company or EMCC or any of their respective Affiliates should be discovered by the Company or EMCC which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and, to the extent required by applicable Law, the Company (or the Company and EMCC jointly, in the case of the Schedule 13E-3) shall, after complying with its other obligations under this Section 5.1(a), disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s shareholders.  Without limiting any other provision of this Section 5.1(a), the Company, EMCC and Merger Sub shall (A) cooperate with each other in the preparation of the Proxy Statement and the Schedule 13e-3 and all amendments or supplements thereto; and (B) consult with each other (and reasonably respond to or incorporate the other parties’ comments) prior to mailing the Proxy Statement or filing Schedule 13e-3 or any amendment or supplement thereto.

(b)                                 Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Entity; (ii) the obtaining of all necessary consents or waivers from third parties; (iii) the defending of any Action, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have vacated or reversed any decree, order or judgment entered by any court or other Governmental Entity that would restrain, prevent or delay the Closing; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.  The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the others apprised of the status of matters relating to completion of the transactions contemplated hereby.  Subject to applicable Law relating to the exchange of information, the Company and EMCC and their respective legal counsel shall (A) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated hereby; and (B) furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the Merger.  To the extent practicable, each party shall provide the other parties and their respective legal counsels with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with this Agreement, the Merger or the other transactions contemplated hereby and to participate in the preparation for such discussion, telephone call or meeting.

(c)           EMCC and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and shareholders and such other matters as may be reasonably necessary or advisable in connection with preparation, filing and mailing of the Proxy Statement and the Schedule 13e-3 or any other statement, filing, notice, application or other document made by or on behalf of EMCC, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

(d)           EMCC and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement and, to the extent permitted by applicable Law, provide the other with a copy of such communication.

Section 5.2            Access to Information.  Subject to applicable Law relating to the sharing of information, upon reasonable advance written notice, the Company shall provide EMCC and its Representatives, from time to time prior to the Effective Time, with reasonable access during normal business hours to such information as EMCC shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial condition and operations; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or jeopardize the protection of an attorney-client privilege.

Section 5.3            Shareholder Approval.

(a)           The Company shall call and hold a meeting of the shareholders of the Company for the purpose of voting upon the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Company Shareholders’ Meeting”). The Company Shareholders’ Meeting shall be held as promptly as practicable following the earliest of the date on which the SEC staff advises the Company that it has no further comments on the Proxy Statement and the Schedule 13e-3 or that it is not reviewing the Proxy Statement and the Schedule 13e-3.  The date of the Company Shareholders’ Meeting and the record date therefor shall be set in consultation with EMCC.  The Company shall not postpone or adjourn the Company Shareholders’ Meeting, except to the extent required by applicable Law or as requested by EMCC pursuant to the following sentence to permit additional time to solicit the Required Shareholder Vote if sufficient proxies constituting the Required Shareholder Vote have not been received by the Company.  If, prior to the Company Shareholders’ Meeting, there has not been a sufficient number of proxies submitted to constitute the Required Shareholder Vote, the Company shall, at EMCC’s written request and expense, postpone or adjourn the Company Shareholders’ Meeting one time and for no longer than 30 days.  Each party shall keep the other parties reasonably updated with respect to proxy solicitation results.  Notwithstanding any provision of this Agreement to the contrary, unless this Agreement shall have been terminated prior to the date of the Company Shareholders’ Meeting in accordance with its terms, the obligation of the Company to call, give notice of, convene and hold the Company Shareholders’ Meeting in accordance with this Section 5.3 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or by the making of an Adverse Company Recommendation.

(b)           EMCC shall vote, or cause to be voted, any shares of Common Stock beneficially owned by it or any of its Affiliates or with respect to which it has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby at the Company Shareholders’ Meeting and at all adjournments or postponements thereof and against any other action or agreement that would reasonably be expected to (A) result in any of the conditions to the consummation of the Merger under this Agreement not being fulfilled, or (B) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by this Agreement; provided, however, that, if the Special Committee has made an Adverse Company Recommendation in accordance with this Agreement that has not been rescinded or otherwise withdrawn, then EMCC may, but shall not be required to, vote in favor of the approval of this Agreement.  With respect to such shares, EMCC agrees that any action to approve this Agreement, the Merger or the other transactions contemplated hereby shall be made only at a duly convened meeting of shareholders of the Company for such purpose and that EMCC shall not act by written consent in lieu of a meeting to approve this Agreement, the Merger or the other transactions contemplated hereby.

(c)           During the period commencing upon the execution and delivery of this Agreement and ending at the Effective Time, EMCC shall not, and shall cause its Affiliates not to, sell, assign, encumber or otherwise transfer any shares of Common Stock owned of record or beneficially by EMCC or such Affiliate, as applicable, other than encumbrances granted in the ordinary course of business consistent with past practices so long as no such encumbrances granted in the ordinary course shall restrain EMCC from voting any shares of Common Stock as required under this Agreement.

Section 5.4            Public Disclosure.  Unless otherwise expressly contemplated or permitted by this Agreement, each of EMCC and the Company (a) shall consult with the other before it or any of its Subsidiaries or Representatives issues any press release or otherwise makes any public statement or makes any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby; and (b) shall not issue any such press release or make any such statement or disclosure without the prior written approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, including the applicable rules and regulations promulgated by the SEC, or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public statement or disclosure shall use reasonable best efforts to consult with, and reasonably respond to or incorporate all comments received from, the other party before issuing such press release or making such public statement or disclosure.

Section 5.5            Reasonable Best Efforts and Further Assurances.  Subject to the terms and conditions hereof, each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under Article VI.  Subject to the terms and conditions hereof, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary to effect the transactions contemplated hereby.

Section 5.6            Indemnification; Director and Officer Insurance.

(a)           From and after the Effective Time, EMCC shall, or shall cause the Surviving Corporation, to the fullest extent permitted by Iowa Law and the Company Charter Documents, to indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees of counsel selected by the Indemnified Parties), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, administrative or investigative, based on the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries or arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the transactions contemplated hereby) and EMCC shall, or shall cause the Surviving Corporation to, promptly advance to the Indemnified Party his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), in each case, to the fullest extent permitted by Iowa Law and the Company Charter Documents; provided that any determination that may be required to be made with respect to whether an Indemnified Party is entitled to indemnification under the Company Charter Documents or the Surviving Corporation’s charter documents shall be made by independent legal counsel selected by the Indemnified Party (and reasonably acceptable to EMCC).  The Surviving Corporation shall be entitled to assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party, and the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Party or such Indemnified Party shall have legal defenses available to it that are different from or in addition to those available to the Surviving Corporation, the Indemnified Party may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided that the Surviving Corporation shall not be liable for the fees of more than one counsel with respect to a particular Action, for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby; provided, further, that the Surviving Corporation shall not be liable for any settlement of any such Action effected without its written consent (which consent shall not be unreasonably withheld or delayed).

(b)           Prior to the Effective Time, EMCC shall, or shall cause one of its Subsidiaries to, as of the Effective Time, obtain and fully pay the premium for the extension of the Company’s current directors and officers (as defined to mean those individuals insured under such policy) insurance and indemnification policies (including the Side A coverage), for a period of not less than six years from and after the Effective Time, that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier as of the Effective Time with respect to directors’ and officers’ liability insurance with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).  If EMCC and its Subsidiaries are unable to obtain such “tail” insurance policies as of the Effective Time, then EMCC shall, or shall cause one of its Subsidiaries, as of the Effective Time to, (i) continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; or (ii) purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that neither EMCC nor any of its Subsidiaries shall be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance, but in such case, shall purchase as much of such coverage as possible for such amount.

(c)           The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company Charter Documents, which provisions shall not be amended, modified or otherwise repealed for a period of six years from and after the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors or officers of the Company, unless such amendment or modification is required after the Effective Time by applicable Law and then only to the minimum extent required by such applicable Law.

(d)           In the event that EMCC or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, EMCC shall ensure that the successors and assigns of EMCC or the Surviving Corporation, as the case may be, or at EMCC’s option, EMCC, shall assume the obligations set forth in this Section 5.6.

(e)           The rights of each Indemnified Party under this Section 5.6 shall be in addition to any rights such individual may have under the articles of incorporation or bylaws (or other governing documents) of the Company or any of its Subsidiaries, under Iowa Law or any other applicable Law, or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

Section 5.7            Notice of Changes.  Subject to applicable Law, the Company, on the one hand, and EMCC and Merger Sub, on the other hand, each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications between EMCC or the Company and Merger Sub, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity with respect to such transactions.  The Company shall give prompt notice to EMCC and Merger Sub of any change, fact or condition that becomes known to the Special Committee and would reasonably be expected to result in a Company Material Adverse Effect or of any failure to be satisfied of any condition to EMCC’s and Merger Sub’s obligations to effect the Merger, and EMCC and Merger Sub shall give prompt notice to the Company of any change, fact or condition that becomes known to EMCC or Merger Sub and would reasonably be expected to result in a failure to be satisfied of any condition to the Company’s obligations to effect the Merger.

Section 5.8            Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the parties hereto, the Company, the Company Board and the Special Committee shall grant all approvals and take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

Section 5.9            Continuation of the Special Committee.  Prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, EMCC and Merger Sub shall not seek to remove the members of the Special Committee from the Company Board (other than in the case of removal for Cause, as determined in good faith by members of the Company Board who are not members of the Special Committee) and, should all of the members of the Special Committee cease to so serve, EMCC or Merger Sub shall not restrict the Company Board from causing the election of an individual or individuals to the Company Board who constitutes an “independent” director under the applicable NASDAQ rules and causing the appointment of such director or directors to be a member or members of the Special Committee, as the case may be.

Section 5.10         Shareholder Litigation.  The Company shall promptly advise EMCC and Merger Sub in writing of any Action commenced or threatened by any shareholder of the Company or any other Person against the Company or any member of the Special Committee relating to this Agreement or the transactions contemplated by this Agreement and shall keep EMCC and Merger Sub reasonably informed regarding any such Action.  The Company shall give EMCC the reasonable opportunity to participate in, subject to a customary joint defense agreement, but not control, the defense of any such Action, shall give due consideration to EMCC’s advice with respect to such Action and shall not settle or compromise any such Action without the prior written consent of EMCC, which shall not be unreasonably delayed or withheld.  Subject to the last sentence of Section 5.6(a), following the Effective Time, EMCC and the Surviving Corporation shall control the defense of any such Action.  Notwithstanding any provision of this Agreement, including this Section 5.10, to the contrary, EMCC shall control the defense of any Action commenced or threatened by any Person against EMCC, any of its Affiliates or any of their respective directors, officers or employees, other than the Company and the members of the Special Committee.

Section 5.11         Intercompany Agreements.  Prior to the Closing or the earlier termination of this Agreement in accordance with its terms, each of the Company and EMCC agrees not to exercise its right to terminate, or to terminate its participation in, any of the Intercompany

Agreements based on the formation of the Special Committee or any action taken by the Company, the Company Board or the Special Committee that is expressly permitted by this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1            Conditions to Each Party’s Obligations to Effect the Merger.  The obligations of each of the Company, EMCC and Merger Sub to effect the Merger are subject to the satisfaction or waiver (provided that the condition set forth in Section 6.1(a) may not be waived by any party) at or prior to the Closing of each of the following conditions:

(a)           the Required Shareholder Vote shall have been obtained;

(b)           no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall there be any Law or order enacted, entered or enforced that prevents or prohibits the consummation of the Merger; and

(c)           the Governmental Consents set forth in Section 6.1(c) of the Company Disclosure Schedules shall have been made or obtained and not withdrawn and shall be in full force and effect.

Section 6.2            Conditions to Obligations of EMCC and Merger Sub.  The obligations of each of EMCC and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by EMCC at or prior to the Closing of the following conditions:

(a)           the representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or Company Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, notwithstanding the foregoing, the representations and warranties of the Company contained in Sections 2.2(a), 2.2(b), 2.3(a) and 2.3(b) shall be true and correct in all respects, except to the extent such inaccuracies are de minimis;

(b)           the Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Company Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality or Company Material Adverse Effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date; and

(c)           EMCC shall have received a certificate of the Company, dated as of the Closing Date, signed by the President of the Company or such other officer of the Company appointed by the Special Committee, and certifying as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b).

(d)           Since the date of this Agreement, no Specified Event shall have occurred.

Section 6.3            Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)           the representations and warranties of EMCC and Merger Sub contained in this Agreement shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or EMCC Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, an EMCC Material Adverse Effect; provided, however, that, notwithstanding the foregoing, the representations and warranties of EMCC and Merger Sub contained in Section 3.2(a) shall be true and correct in all respects, except to the extent such inaccuracies are de minimis;

(b)           each of EMCC and Merger Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or EMCC Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality or EMCC Material Adverse Effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date; and

(c)           the Company shall have received a certificate of each of EMCC and Merger Sub, dated as of the Closing Date, signed by an executive officer of each of EMCC and Merger Sub, as the case may be, and certifying as to the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b).

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1            Termination.  Whether before or, except as set forth below, after the receipt of the Required Shareholder Vote, this Agreement may be terminated:

(a)           by mutual written consent of the Company, duly authorized by the Special Committee, and EMCC at any time prior to the Effective Time;

(b)           by EMCC or the Company if the Effective Time shall not have occurred on or before December 31, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party that has materially breached a representation, warranty or covenant of such party set forth in this Agreement and such breach has been a cause of the failure of the Closing to occur by the Outside Date; and provided, further, that, if, on the Outside Date, the condition to the Closing set forth in Section 6.1(c) has not been fulfilled, but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be extended to the date that is 60 days following the date of this Agreement, and such date shall become the Outside Date for purposes of this Agreement;

(c)           by EMCC or the Company if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing or otherwise prohibiting the consummation of the Merger shall have become final and non-appealable;

(d)           by EMCC or the Company if, upon a vote at a duly held Company Shareholders’ Meeting or any postponement or adjournment thereof, the Required Shareholder Vote shall not have been obtained as contemplated by Section 5.3; provided, however, that EMCC shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the failure to obtain the Required Shareholder Vote is due solely to the failure of EMCC to vote the shares of Common Stock beneficially owned or controlled by it and its Affiliates in favor of the Merger in accordance with the terms of this Agreement;

(e)           by EMCC (i) upon a Willful Breach by the Company or any of its Subsidiaries of Section 4.3 hereof, or (ii) upon a breach by the Company of any other representation, warranty, covenant or agreement of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case set forth in this clause (ii), such that the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would be incapable of being satisfied by the Outside Date;

(f)            by EMCC if (i) at any time prior to the approval of this Agreement by the Required Shareholder Vote, the Company Board or any committee thereof (including the Special Committee) shall have effected an Adverse Company Recommendation, or (ii) the Company shall fail to call or hold the Company Shareholders’ Meeting in accordance with Section 5.3; or

(g)           by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of EMCC or Merger Sub set forth in this Agreement, or if any representation or warranty of EMCC or Merger Sub shall have become untrue, in either case, such that the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would be incapable of being satisfied by the Outside Date.

A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination.  If more than one provision of this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 7.1 for any such termination.

Section 7.2            Effect of Termination.  If this Agreement is terminated in accordance with Section 7.1, then this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of EMCC, Merger Sub or the Company or their respective officers, directors, shareholders or Affiliates; provided, however, that (a) the provisions of Section 5.4 (Public Disclosure), Section 5.10 (Shareholder Litigation), this Section 7.2 (Effect of Termination), Section 7.3 (Expenses), Section 8.1 (Certain Defined Terms) and Article IX shall remain in full force and effect and survive any such termination of this Agreement; and (b) nothing herein shall relieve any party from liability for fraud or Willful Breach in connection with this Agreement or the transactions contemplated hereby.

Section 7.3            Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby

(including, without limitation, the fees and expenses of advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the party incurring such costs and expenses; provided, however, that the costs and expenses of printing and mailing the Proxy Statement and the Schedule 13e-3, and all filing and other fees paid to the SEC in connection with conducting the Company Shareholders’ Meeting, obtaining the Required Shareholder Vote or consummating the Merger or other transactions contemplated hereby, shall be borne by EMCC.

ARTICLE VIII

DEFINITIONS

Section 8.1            Certain Defined Terms.  Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement between the Company and a Person making an Acquisition Proposal entered into in accordance with the terms and conditions set forth in Section 4.3, and on terms and conditions customary with respect to transactions of the nature contemplated by such Acquisition Proposal.

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any third party relating to (a) any acquisition or purchase, in a single transaction or a series of related transactions (including by means of reinsurance), of (i) 10% or more of the outstanding Common Stock, (ii) 10% or more (based on the fair market value thereof) of the assets (including equity securities of its Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or (iii) assets or businesses of the Company and its Subsidiaries that constitute or generate 10% or more of the total assets, consolidated revenues or net income (or in the case of reinsurance, exposure to insurance liabilities) of the Company and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer that, if consummated, would result in any third party (other than EMCC) having beneficial ownership of, directly or indirectly, 10% or more of the outstanding Common Stock; (c) any merger, consolidation, amalgamation, business combination, or any combination of the foregoing, any recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company or any of its Subsidiary, other than, in each case, the transactions contemplated by this Agreement; or (d) any reorganization or other transaction having a similar effect to those described in clauses (a) through (c) above.

“Action” shall mean any actual or pending action, claim, suit, investigation (other than any ordinary course examination by any Governmental Entity), litigation, administrative action or dispute, arbitration or proceeding by or before any Governmental Entity.

“Adverse Company Recommendation” shall have the meaning stated in Section 4.3(d).

“Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by

Contract, or otherwise; provided, however, that EMCC and its Affiliates (other than the Company and its Subsidiaries) shall not be deemed to be an Affiliate of the Company for any purpose hereunder.

“Agreement” shall have the meaning stated in the preamble to this document.

“Articles of Merger” shall mean the articles of merger in the form mutually agreed to by EMCC and the Company, as required by and executed in accordance with Iowa Law.

“Book-Entry Shares” shall have the meaning stated in Section 1.13(a).

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York, New York or Des Moines, Iowa are authorized or required by Law to be closed.

“Cause” shall mean, with respect to any member of the Special Committee, (a) a breach by such individual of his or her duty of loyalty to the Company, (b) an act or omission taken by such individual in bad faith or which involves intentional misconduct or a knowing violation of applicable Law, or (c) such individual’s participation in a transaction from which such individual derives an improper personal benefit.

“Certificates” shall have the meaning stated in Section 1.13(a).

“Closing” shall mean the consummation of the Merger.

“Closing Date” shall have the meaning stated in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, par value $1.00 per share, of the Company.

“Company” shall have the meaning stated in the preamble to this document.

“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (together with any amendments thereto filed with the SEC and publicly available on EDGAR website at least two Business Days prior to the date of this Agreement).

“Company Benefit Plan” shall mean each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, including multiemployer plans (within the meaning of Section 3(37) of ERISA), and each other stock grant, stock purchase, stock option, restricted stock, other equity or equity-related, severance, employment, consulting, change-in-control, retention, fringe benefit, loan, collective bargaining, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or arrangement, sponsored, maintained, entered into or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party or otherwise participates, whether written or oral, for the benefit of any employees, officers, directors or independent contractors of the Company or any of its Subsidiaries (including their dependents or beneficiaries) or with respect to which the Company or any of its Subsidiaries has any liability (direct or indirect, contingent or otherwise).

“Company Board” shall have the meaning stated in the recitals to this document.

“Company Charter Documents” shall have the meaning stated in Section 2.1.

“Company Disclosure Schedules” shall mean the disclosure schedules, dated the date hereof, delivered by the Company to EMCC and Merger Sub with reference to the specific Section of this Agreement to which each disclosure relates.

“Company Dissenting Shares” shall have the meaning stated in Section 1.6(a).

“Company Material Adverse Effect” shall mean any change, development, effect, circumstance, state of facts or event that (a) prevents or materially delays, interferes with or hinders the consummation of the Merger by the Company; or (b) has a material adverse effect on the operations, business, assets, properties, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided that, with respect to this clause (b), the term “Company Material Adverse Effect” shall not include any such change, development, effect, circumstance, state of facts or event relating to or arising from (i) changes in the economy or financial markets generally in the United States or other countries in which the Company conducts material operations, (ii) the occurrence, escalation, outbreak or worsening of any war, acts of terrorism or military conflicts in the United States or other countries in which the Company conducts material operations, (iii) changes in the economic, business, financial or regulatory environment generally affecting the industries in which the Company operates, (iv) changes in any applicable Law or applicable accounting regulation (including GAAP or SAP), (v) the existence, occurrence or continuation of any force majeure event, including any earthquake, flood, hurricane, tropical storm, fire or other natural disaster, (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations, in and of itself (provided that, in each of the cases described in this clause (vi), the facts or occurrences giving rise to or contributing to such failure, to the extent not otherwise excluded from the definition of “Company Material Adverse Effect,” may be taken into account in determining whether there has been a Company Material Adverse Effect), (vii) the announcement of the execution of this Agreement and the transactions contemplated hereby, (viii) any action taken or not taken by the Company or any of its Subsidiaries, in each case, which is expressly required or prohibited by this Agreement (provided that this clause (viii) shall not apply with respect to any action taken pursuant to the requirement that the Company and its Subsidiaries conduct their business in all material respects in the ordinary course of business consistent with past practice), (ix) any action taken or not taken by the Company or any of its Subsidiaries at the written request or direction of EMCC, (x) (A) any restatement of the Company’s financial statements or the disclosure of any material weakness or significant deficiency in the Company’s internal control over financial reporting, (B) any disclosures (or amendments to prior disclosures) in any Company SEC Documents requested or required to be made at the direction of the SEC or SEC staff or the Company’s independent registered public accountants or (C) any delinquent filing of a Company SEC Document made by the Company after the applicable filing deadline as prescribed by the SEC’s rules and regulations, (xi) facts or circumstances expressly set forth or described in the Company SEC Documents prior to the date hereof (excluding any disclosures contained in the “Risk Factors” section thereof and any disclosures or statements to the extent they are cautionary, predictive or forward-looking in nature), (xii) any change or announcement of a potential change or change in outlook (including any negative watch) in the A.M. Best rating of the Company or any of its Subsidiaries or any of their securities, in and of itself (provided that the facts or occurrences giving rise to or contributing to such change or announcement of a potential change, to the extent not otherwise excluded from the definition of “Company Material Adverse Effect,” may be taken into account in determining whether there has been a Company Material Adverse Effect), or (xiii) any action or omission to act by EMCC or any of its Affiliates under any Intercompany Agreement or any other agreement or arrangement between the Company and EMCC, including the exercise of any termination rights thereunder; provided, however, that, with respect to clauses (i) through (v) above, effects resulting from any change, development, effect, circumstance, state of facts or event that has had or would reasonably be expected to have a disproportionate adverse effect on the Company compared to other companies operating in the industries in which the Company operates shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred.

“Company Option” shall mean an option for the purchase of any shares of Common Stock or any securities representing the right to purchase or otherwise receive any shares of Common Stock, in each case, outstanding under the Company Stock Plans; and for the avoidance of doubt, Restricted Shares and RSUs shall not be considered to be Company Options.

“Company Recommendation” shall mean the recommendation of the Company Board that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger.

“Company SEC Documents” shall mean (a) the Annual Reports on Form 10-K for each fiscal year of the Company beginning on or after December 31, 2016; (b) the Quarterly Reports on Form 10-Q of the Company for each of the first three fiscal quarters in the fiscal years of the Company beginning on or after December 31, 2016; (c) all proxy statements relating to the Company’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since December 31, 2016; (d) all Current Reports on Form 8-K filed by the Company since December 31, 2016; and (e) all other forms, reports, registration statements, financial statements and other documents, including all amendments to any of the foregoing, filed or submitted or required to be filed or submitted by the Company with the SEC since December 31, 2016, including all information incorporated by reference therein and exhibits thereto.

“Company Stock Plans” shall mean (a) the Employers Mutual Casualty Company 2017 Stock Incentive Plan; (b) the 2007 Employers Mutual Casualty Company Stock Incentive Plan; (c) the EMC Insurance Group Inc. 2017 Non-Employee Director Stock Plan; and (d) the 2013 Employers Mutual Casualty Company Non-Employee Director Stock Purchase Plan.

“Company Shareholders’ Meeting” shall have the meaning stated in Section 5.3(a).

“Compliance Event” shall mean the Company or any of its Subsidiaries receiving a written notice from a Governmental Entity of a violation of any applicable Law in connection with the ownership or operation of such Company’s or Subsidiary’s business, assets or properties which would reasonably be expected to have a Company Material Adverse Effect, except to the extent such violation or notice thereof was (i) caused primarily by the knowing and willful action (or omission to act) of any Specified Individual or (ii) primarily the result of the transactions contemplated by this Agreement.

“Contract” shall mean any written or oral contract, agreement, indenture, deed of trust, license, note, bond, mortgage, lease, commitment, guarantee, undertaking, purchase order, memorandum of understanding, memorandum of agreement and any similar understanding or arrangement.

“D&O Insurance” shall have the meaning stated in Section 5.6(b).

“EDGAR” shall mean the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Effective Time” shall mean the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

“EMCC” shall have the meaning stated in the preamble to this document.

“EMCC Disclosure Schedules” shall mean the disclosure schedules, dated the date hereof, delivered by EMCC and Merger Sub to the Company with reference to the specific Section of this Agreement to which each disclosure relates.

“EMCC Material Adverse Effect” shall mean any change, development, effect, circumstance, state of facts or event that, individually or in the aggregate, prevents or materially delays, interferes with or hinders the consummation of the Merger by EMCC and Merger Sub.

“EMCC Proposal” shall mean any inquiry, proposal or offer from any Person relating to (a) any acquisition, assignment, transfer or purchase, in a single transaction or a series of related transactions, of any of the equity interests, securities, assets or business of EMCC, including any of the outstanding shares of Common Stock held by EMCC, or any reinsurance agreement involving EMCC as a ceding or assuming company; (b) any merger, consolidation, amalgamation, business combination or any combination of the foregoing, or any recapitalization, liquidation, dissolution, share exchange or similar transaction, in each case, involving EMCC; (c) any demutualization, sponsored demutualization, mutual holding company conversion or other form of conversion or reorganization of EMCC; (d) any affiliation agreement or arrangement involving EMCC as a result of which EMCC would become a direct or indirect Affiliate of any other Person; (e) any change in the current members or construct of the Board of Directors of EMCC, including the removal or required resignation of any current member of the Board of Directors of EMCC, any increase in the number of directors comprising the Board of Directors of EMCC, or the election or appointment of any new or replacement member to the Board of Directors of EMCC; or (f) any other transaction involving EMCC, which has, or could reasonably be expected to have, a similar effect to those described in clauses (a) through (e) above, or which otherwise results, or could be reasonably expected to result, in a change of “control” of EMCC (as the term “control” is defined under the applicable insurance Laws of the State of Iowa).

“ESPP” shall have the meaning stated in Section 1.7(f).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated from time to time thereunder.

“Exchange Agent” shall have the meaning stated in Section 1.12.

“Exchange Fund” shall mean the cash deposited by EMCC or Merger Sub with the Exchange Agent pursuant to Section 1.12.

“Excluded Shares” shall have the meaning stated in Section 1.4(a).

“Fairness Opinion” shall have the meaning stated in Section 2.3(b).

“Financial Advisor” shall have the meaning stated in Section 2.3(b).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Consents” means all notices, reports, and other filings required to be made prior to the Effective Time by the Company or EMCC or any of their respective Subsidiaries with, and all consents, registrations, approvals, waivers, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or EMCC or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

“Governmental Entity” shall mean any foreign, federal, state or local court, administrative agency, board or commission or other governmental, prosecutorial, or regulatory authority or instrumentality, any self-regulatory authority and any judicial or arbitral body, and any subdivision of any of the foregoing.

“Indemnified Parties” shall have the meaning stated in Section 5.6(a).

“Intercompany Agreements” shall mean (a) the First Amended Investment Management Agreement, effective as of January 1, 2018, among EMCC and each of the Affiliates of EMCC party thereto; (b) the Services Agreement, effective as of December 31, 2007, between EMCC and the Company; (c) the Services Agreement, effective as of December 31, 2007, between EMCC and EMC Underwriters, LLC; (d) the First Amended Services Agreement, effective as of January 1, 2018, by and between EMCC and each of the Affiliates of EMCC and the Company party thereto; (e) the Agreement for Payment of Taxes, effective as of December 31, 2007, among EMCC, the Company and each of the Affiliates of EMCC and the Company party thereto; (f) the EMC Insurance Companies Amended and Restated Reinsurance Pooling Agreement, effective as of January 1, 2017, between EMCC and each of the Affiliates of EMCC party thereto; (g) the 100% Quota Share Reinsurance Retrocessional Agreement, effective as of January 1, 2011, by and between EMCC and EMC Reinsurance Company; (h) the Aggregate Catastrophe Excess of Loss and Per Occurrence Catastrophe Excess of Loss Reinsurance Contract, as amended, effective as of January 1, 2016, by and between EMCC and EMC Reinsurance Company; (i) the Semi-Annual Aggregate Catastrophe Excess of Loss Reinsurance Contract, as amended, effective as of January 1, 2016, by and between EMCC and each of the Affiliates of EMCC party thereto; and (j) the First Amended Inter-Company Loan Agreement, effective as of January 1, 2018, by and among EMCC and each of the Affiliates of EMCC party thereto.

“Intervening Event” shall mean a material change, development, effect, circumstance, state of facts or event that affects the business, assets or operations of the Company occurring after the date of this Agreement that is not related to the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto and the occurrence of which is not reasonably foreseeable to the Special Committee as of the date hereof.

“Iowa Law” shall mean the Iowa Business Corporation Act, Chapter 490 of the Iowa Code.

“Laws” shall mean all federal, state, local and foreign laws, statutes, codes, rules, regulations and ordinances of any Governmental Entity and any rules and regulations of any national stock exchange.

“Lien” shall mean any lien, claim, charge, option, encroachment, covenant, condition, easement, right of way, equitable interest, encumbrance, mortgage, deed of trust, pledge or security interest or other restrictions of any kind.

“Litigation Event” shall mean (i) any Action pending or, to the knowledge EMCC or the Company, threatened against the Company, any of its Subsidiaries or any of their respective directors or officers (in their capacities as such) that would reasonably be expected to have a Company Material Adverse Effect, or (ii) any judgment or order of any Governmental Entity against the Company, any of its Subsidiaries or any of their respective directors or officers (in their capacities as such) that would reasonably be expected to have a Company Material Adverse Effect, except in each case, to the extent (i) caused primarily by the knowing and willful action (or omission to act) of any Specified Individual or (ii) primarily the result of the transactions contemplated by this Agreement.

“Material Contract” means any Contract that is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than a Company Benefit Plan).

“Merger” shall have the meaning stated in the recitals to this document.

“Merger Consideration” shall have the meaning stated in Section 1.4(a).

“Merger Sub” shall have the meaning stated in the preamble to this document.

“NASDAQ” means the NASDAQ Global Select Market.

“Outside Date” shall have the meaning stated in Section 7.1(b).

“Person” shall mean any natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

“Proxy Statement” shall mean the definitive proxy statement relating to the Company Shareholders Meeting to be held in connection with this Agreement and the transactions contemplated hereby.

“Public Shareholders” shall mean all of the holders of outstanding Common Stock, excluding (a) EMCC, any Subsidiary of EMCC, Merger Sub, the Company and any Subsidiary of the Company; and (b) the directors and executive officers of EMCC, the Company and their respective Subsidiaries set forth in Section 8.1(b) of the Company Disclosure Schedules.

“Representatives” shall mean, with respect to any party hereto, all officers and directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives of such party.  For the avoidance of doubt, the members of the Company Board, the members of the Special Committee and the Financial Advisor shall be deemed Representatives of the Company.

“Required Shareholder Vote” shall mean both (a) the affirmative vote of at least a majority of all shares of Common Stock entitled to vote on adopting this Agreement at a meeting of the Company’s shareholders duly called and held for such purpose; and (b) the affirmative vote of at least a majority of all outstanding shares of Common Stock held by the Public Shareholders and entitled to vote on the adoption of this Agreement at a meeting of the Company’s shareholders duly called and held for such purpose.

“Restricted Shares” shall have the meaning stated in Section 1.7(b).

“RSUs” shall have the meaning stated in Section 1.7(c).

“SAP” shall mean statutory accounting principles or practices required or permitted by the National Association of Insurance Commissioners and by the appropriate insurance department of the jurisdiction of domicile of each insurance Subsidiary of the Company.

“Schedule 13e-3” shall mean the SEC Rule 13e-3 Transaction Statement on Schedule 13e-3 (including all amendments or supplements thereto) relating to the transactions contemplated by this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated from time to time thereunder.

“Special Committee” shall have the meaning stated in the recitals to this document.

“Specified Event” shall mean either a Compliance Event or a Litigation Event.

“Specified Individual” shall mean each of the following Persons: Bruce G. Kelley, Mark E. Reese, Dan D. Asksamit, Ian C. Asplund, Daniel C. Crew, Bradley J. Fredericks, Lisa L. Hamilton, Meyer T. Lehman, Robert L. Link, Elizabeth A. Nigut, Larry W. Phillips, Lisa A. Simonetta, Sanjeev K. Singh, Todd A. Strother, Mick A. Lovell and Scott R. Jean.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person or any Subsidiary of such Person owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or is a general partner or managing member; provided, however, that, unless the context otherwise requires, for purposes of this Agreement, the Company shall not be deemed a Subsidiary of EMCC.

“Superior Proposal” shall mean an unsolicited bona fide Acquisition Proposal (except that references to “10% or more” in the definition of such term shall be deemed for purposes of this definition of Superior Proposal to be references to “40% or more”) made in writing and not solicited in violation of Section 4.3 that the Special Committee has determined in its good faith judgment (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of such Acquisition Proposal and the Person making such Acquisition Proposal (including any conditions relating to financing, regulatory approvals, shareholder approvals or other events or circumstances beyond the control of the party invoking the condition); and (b) if consummated, would result in a transaction more favorable to the Public Shareholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms and conditions of this Agreement as provided for in Section 4.3(e) and the time likely to be required to consummate such Acquisition Proposal).  With respect to clause (a) above, the Company acknowledges that EMCC will not vote any of the shares of Common Stock held by it, nor shall EMCC have any obligation (express or implied) to vote any of the shares of Common Stock held by it, in favor of any Acquisition Proposal that contemplates, or is comprised in whole or in part of, an EMCC Proposal.

“Surviving Corporation” shall mean the entity into which Merger Sub has merged at the Effective Time.

“Takeover Statute” shall have the meaning stated in Section 2.8.

“Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, unclaimed property, escheat, withholding, duties, intangibles, franchise, backup withholding, and other taxes (including estimated taxes), charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Willful Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or omission undertaken by the breaching party with the knowledge that the taking of or the omission of taking such act would constitute a material breach of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1            Nonsurvival of Representations and Warranties.  The representations and warranties set forth in this Agreement and in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and none of EMCC, Merger Sub and the Company, their respective Affiliates and any of the officers, directors, employees or shareholders of any of the foregoing, will have any liability whatsoever with respect to any such representation or warranty after such time.  This Section 9.1 shall not affect any covenant or obligation of the parties that, by its terms, contemplates performance after the Effective Time.

Section 9.2            Amendment.  Subject to Section 9.4, this Agreement may be amended only by an agreement in writing executed by all of the parties hereto.  After the approval of the adoption of this Agreement by the shareholders of the Company, no amendment requiring approval of the shareholders of the Company and Merger Sub under applicable Law shall be made without first obtaining such approval.

Section 9.3            Waiver.  Subject to Section 9.4, at any time prior to the Effective Time, any of the parties hereto may:

(a)           extend the time for the performance of any of the obligations or other acts of any of the other party or parties hereto, as the case may be; or

(b)           waive compliance with any of the agreements of the other party or parties hereto, as the case may be, or fulfillment of any conditions (to the extent any such condition may be waived) to its own obligations under this Agreement.

Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

Section 9.4            Special Committee Approval.  No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by the Company under or pursuant to this Agreement without first obtaining the approval of the Special Committee.

Section 9.5            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile or electronic mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered to the parties by a nationally recognized overnight courier service at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to EMCC or Merger Sub, to:

Employers Mutual Casualty Company
717 Mulberry Street
Des Moines, Iowa 50309
Attention:  Todd A. Strother, Esq.

Facsimile:  (515) 345-2895
Email:  todd.a.strother@emcins.com

with a copy to:

Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI 53202

Attention:                 Steven R. Barth, Esq.
Spencer T. Moats, Esq.

Facsimile:                 (414) 297-4900

Email:            sbarth@foley.com
smoats@foley.com

(b)          if to the Company or to the Special Committee, to:

The Special Committee of the Board of Directors of
EMC Insurance Group, Inc.
717 Mulberry Street
Des Moines, Iowa 50309
Attention:  Stephen A. Crane
Email:  stephencrane67@yahoo.com

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue

New York, NY 10019

Attention:                 John Schwolsky, Esq.
Laura L. Delanoy, Esq.

Facsimile:                 (212) 728-8111

Email:                                    jschwolsky@willkie.com
ldelanoy@willkie.com

Section 9.6            Interpretation.  When a reference is made in this Agreement to Exhibits, the Company Disclosure Schedules or the EMCC Disclosure Schedules, such reference shall be to an Exhibit, the Company Disclosure Schedules or the EMCC Disclosure Schedules to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The terms “or,” “any,” and “either” shall not be exclusive.  The term “will” shall be construed to have the same meaning as the word “shall.”  References herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and as in effect from time to time, and also to all rules and regulations promulgated thereunder unless such reference is to a Law in existence as of a specified date. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.7            Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.8            Entire Agreement.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits hereto, the Company Disclosure Schedules and the EMCC Disclosure Schedules, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF EMCC, MERGER SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 9.9            Assignment.  Neither this Agreement nor any of the rights, interests or obligations of a party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that EMCC may designate, by written notice to the Company, another Subsidiary of EMCC to be a constituent corporation in lieu of Merger Sub, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties with respect to such other Subsidiary as of the date of such designation, so long as such designation would not reasonably be expected to have an EMCC Material Adverse Effect.  Any purported assignment in violation of this Agreement shall be void ab initio.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.10         Third Party Beneficiaries.  Except as set forth in Section 5.6 (Indemnification; Director and Officer Insurance), this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.11         Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Iowa without reference to such state’s principles of conflicts of Law.  The parties hereto agree that any legal proceeding in connection with any matter based on or arising out of this Agreement or matters contemplated herein, shall be brought in the Iowa District Court for Polk County or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, the United States District Court for the Southern District of Iowa located in Des Moines, Iowa.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of such court and agrees that process may be served upon them in any manner authorized by the Laws of the State of Iowa for such Persons, and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

Section 9.12         Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

Section 9.13         Waiver of Jury Trial.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

Section 9.14         Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to negotiate in good faith to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that shall achieve, to the fullest extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

Section 9.15         Specific Performance.  The parties acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, may not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity; provided, however, that a party that has materially breached any of its representations, warranties, covenants or agreements set forth in this Agreement and not cured such breach shall not be entitled to seek or obtain injunctive relief to compel performance of another party’s obligations hereunder.

Section 9.16         Obligations of EMCC and the Company.  Whenever this Agreement requires a Subsidiary of EMCC to take or omit any action, such requirement shall be deemed to include an undertaking on the part of EMCC to cause such Subsidiary to take or omit such action.  Whenever this Agreement requires a Subsidiary of the Company to take or omit any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take or omit such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take or omit such action.  Whenever this Agreement requires the Company to take or omit any action, such requirement shall apply to the Company, the Company Board and/or the Special Committee, as applicable.

[Signature page follows]

IN WITNESS WHEREOF, EMCC, Merger Sub and the Company have caused this Agreement to be duly executed by their respective officers as of the date first above written.

EMC INSURANCE GROUP INC.

By:	/s/ Todd A. Strother
Name:	Todd A. Strother
Title:	Senior Vice President – Chief Legal Officer and Secretary

EMPLOYERS MUTUAL CASUALTY COMPANY

By:	/s/ Mark E. Reese
Name:	Mark E. Reese
Title:	Senior Vice President – Chief Financial Officer

OAK MERGER SUB, INC.

By:	/s/ Mark E. Reese
Name:	Mark E. Reese
Title:	Chairman, President, Chief Financial Officer and Treasurer

EXHIBIT B

RESTATED ARTICLES OF INCORPORATION

OF

EMC INSURANCE GROUP INC.

ARTICLE 1

The name of the corporation is EMC Insurance Group Inc. (the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Iowa is 717 Mulberry Street, Des Moines, Polk County, Iowa 50309, and the name of its registered agent at such address is Todd A. Strother.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Iowa Business Corporation Act.

ARTICLE 4

The aggregate number of shares which the Corporation shall have authority to issue is one hundred (100), consisting of one class only, designated common stock, par value $1.00 per share.

ARTICLE 5

A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or its shareholders; (3) a violation of section 490.833 of the Iowa Business Corporation Act; or (4) an intentional violation of criminal law. If the Iowa Business Corporation Act is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the extent of such amendment, automatically and without any further action, to the fullest extent permitted by law. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability or any other right or protection of a director of the corporation with respect to any statement of facts existing at or prior to the time of such repeal or modification.

ARTICLE 6

Elections of directors need not be by written ballot except to the extent provided in the Bylaws of the Corporation.

ARTICLE 7

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE 8

The Corporation shall indemnify a director for liability (as such term is defined in section 490.850(5) of the Iowa Business Corporation Act) to any person for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) receipt of a financial benefit by a director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or its shareholders; (3) a violation of section 490.833 of the Iowa Business Corporation Act; or (4) an intentional violation of criminal law. Without limiting the foregoing, the Corporation shall exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. If the Iowa Business Corporation Act is hereafter amended to authorize broader indemnification, then the indemnification obligations of the corporation shall be deemed amended automatically and without any further action to require indemnification and advancement of funds to pay for or reimburse expenses of its directors and officers to the fullest extent permitted by law. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any indemnification obligations of the Corporation with respect to any statement of facts existing at or prior to the time of such repeal or modification.

ARTICLE 9

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit.

[Signature page follows]

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I, the undersigned, hereby acknowledge that the foregoing Restated Articles of Incorporation are my act and deed and that the facts herein stated are true, and accordingly I have set my hand hereto this     day of    , 2019.

Todd A. Strother, Senior Vice President — Chief Legal Officer and Secretary

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EXHIBIT C

RESTATED BYLAWS

OF

EMC INSURANCE GROUP INC.

(an Iowa corporation)

Effective Date:           , 2019

ARTICLE I.  OFFICES

1.01.       Principal and Business Offices.

The corporation may have such principal and other business offices, either within or without the State of Iowa, as the Board of Directors may designate or as the business of the corporation may require from time to time.

1.02.       Registered Office.

The registered office of the corporation required by the Iowa Business Corporation Act to be maintained in the State of Iowa may be, but need not be, identical with the principal office in the State of Iowa, and the address of the registered office may be changed from time to time by the Board of Directors or by the registered agent.  The business office of the registered agent of the corporation shall be identical to such registered office.

ARTICLE II.  SHAREHOLDERS

2.01.       Annual Meeting.

The regular annual meeting of the shareholders shall be held each year at such time and on such day as shall be fixed by the chief executive officer or the board of directors, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the day fixed for the annual meeting shall be a legal holiday in the State of Iowa, such meeting shall be held on the next succeeding business day. If the election of the directors shall not be held on the day designated herein for any annual meeting of the shareholders, or at any adjournment thereof, the board of directors shall cause the election to be held at a special meeting of the shareholders as soon thereafter as conveniently may be.

2.02.       Special Meeting.

Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Board of Directors or the President or by the person, or in the manner, designated by the Board of Directors.

2.03.       Place of Meeting.

The Board of Directors may designate any place, either within or without the State of Iowa, as the place of meeting for any annual meeting or for any special meeting of shareholders called by the Board of Directors.  If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the registered office of the corporation in the State of Iowa.

2.04.       Notice of Meeting.

Written notice stating the place, day and hour of the meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each shareholder of record entitled to vote at such meeting not less than ten (10) days (unless a longer period is required by law or the certificate of incorporation) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Board of Directors, the President, the Secretary, or any other officer or persons calling the meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his, her or its address as it appears on the share record books of the corporation, with postage thereon prepaid.

2.05.       Adjournment.

Any meeting of shareholders may be adjourned to reconvene at any place designated by vote of a majority of the shares represented thereat.  At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.  No notice of the time or place of an adjournment need be given if the time and place are announced at the meeting at which an adjournment is taken, unless the adjournment is for more than thirty (30) days or a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting shall be given to each shareholder.  Unless a new record date for the adjourned meeting is fixed, the determination of shareholders of record entitled to notice of or to vote at the meeting at which adjournment is taken shall apply to the adjourned meeting.

2.06.       Fixing of Record Date.

For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than sixty (60) days and, in case of a meeting of shareholders, not less than ten (10) days prior to the date on which the particular action requiring such determination of shareholders is to be taken.  If no record date is fixed, then the record date for determining:

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(a)           shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;

(b)           shareholders entitled to express consent to a corporate action in writing without meeting shall be the day on which the first written consent is expressed; or

(c)           shareholders for any other purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.07.       Voting Records.

The officer having charge of the share transfer books for shares of the corporation shall, at least ten (10) days before each meeting of shareholders, make a complete record of the shareholders entitled to vote at such meeting, arranged in alphabetical order, with the address of and the number of shares held by each.  Such record shall be produced and kept open to the examination of any shareholders, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either (a) on a reasonably accessible electronic network, or (b) at the principal place of business of the corporation.  The record shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholders present.  The original share transfer books shall be the only evidence as to who are the shareholders entitled to examine such record or transfer books or to vote at any meeting of shareholders.

2.08.       Quorum.

Except as otherwise provided in the certificate of incorporation, a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders, but in no event shall less than one-third of the shares entitled to vote constitute a quorum.  If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders unless the vote of a greater number or voting by classes is required by law or the certificate of incorporation.  Though less than a quorum of the outstanding shares are represented at a meeting, a majority of the shares represented at a meeting which initially had a quorum may adjourn the meeting from time to time without further notice.

2.09.       Conduct of Meeting.

The President, and in his or her absence, a Vice President in the order provided under Section 4.07, and in their absence, any person chosen by the shareholders present shall call the meeting of the shareholders to order and shall act as chairman of the meeting.  The Secretary of the corporation shall act as secretary of all meetings of the shareholders, but, in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting.

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2.10.       Proxies.

At all meetings of shareholders, a shareholder entitled to vote may vote in person or by proxy appointed in writing (including by telegram, cablegram or other means of electronic transmission) by the shareholder or by his, her or its duly authorized attorney-in-fact.  Such proxy shall be filed with the Secretary of the corporation before or at the time of the meeting.  Unless otherwise provided in the proxy and supported by sufficient interest, a proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary or the acting secretary of the meeting or by oral notice given by the shareholder to the presiding officer during the meeting.  The presence of a shareholder who has filed a proxy shall not of itself constitute a revocation.  No proxy shall be valid after three (3) years from the date of its execution, unless otherwise provided in the proxy.  The Board of Directors shall have the power and authority to make rules establishing presumptions as to the validity and sufficiency of proxies.

2.11.       Voting of Shares.

Each outstanding share shall be entitled to one (1) vote upon each matter submitted to a vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any class or classes are enlarged, limited or denied by the certificate of incorporation.

2.12.       Voting of Shares by Certain Holders.

(a)           Other Corporations.  Shares standing in the name of another corporation may be voted either in person or by proxy, by the president of such corporation or any other officer appointed by such president.  A proxy executed by any principal officer of such other corporation or assistant thereto shall be conclusive evidence of the signer’s authority to act, in the absence of express notice to this corporation, given in writing to the Secretary of this corporation, of the designation of some other person by the board of directors or the bylaws of such other corporation.

(b)           Legal Representatives and Fiduciaries.  Shares held by any administrator, executor, guardian, conservator, trustee in bankruptcy, receiver or assignee for creditors may be voted by a duly executed proxy, without a transfer of such shares to his or her name.  Shares standing in the name of a fiduciary may be voted by him or her, either in person or by proxy.  A proxy executed by a fiduciary shall be conclusive evidence of the signer’s authority to act, in the absence of express notice to this corporation, given in writing to the Secretary of this corporation, that such manner of voting is expressly prohibited or otherwise directed by the document creating the fiduciary relationship.

(c)           Pledgees.  A shareholder whose shares are pledged shall be entitled to vote such shares unless in the transfer of the shares the pledgor has expressly authorized the pledgee to vote the shares and thereafter the pledgee, or his, her or its proxy, shall be entitled to vote the shares so transferred.

(d)           Shares and Subsidiaries.  Shares held by another corporation if a majority of the shares entitled to vote for the election of directors of such other

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corporation is held by this corporation shall not be voted at any meeting or counted in determining the total number of outstanding shares entitled to vote, but shares of its own issue held by this corporation in a fiduciary capacity, or held by such other corporation in a fiduciary capacity, may be voted and shall be counted in determining the total number of outstanding shares entitled to vote.

(e)           Joint Holders.  Shares of record in the names of two or more persons or shares to which two or more persons have the same fiduciary relationship, unless the Secretary of the corporation is given notice otherwise and furnished with a copy of the instrument creating the relationship, may be voted as follows:  (i) if voted by an individual, then his or her vote binds all holders; or (ii) if voted by more than one holder, then the majority vote binds all, unless the vote is evenly split in which case the shares may be voted proportionately, or according to the ownership interest as shown in the instrument filed with the Secretary of the corporation.

2.13.       Waiver of Notice by Shareholders.

Whenever any notice whatever is required to be given to any shareholder of the corporation under the certificate of incorporation or bylaws or any provision of the Iowa Business Corporation Act, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the shareholder entitled to such notice, shall be deemed equivalent to the giving of such notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except where the person attends for the express purpose of objecting to the transaction of any business.  Neither the business, nor the purpose of any regular or special meeting of shareholders, directors or members of a committee of directors need be specified in the waiver.

2.14.       Shareholders Consent without Meeting.

Any action required or permitted by the certificate of incorporation or bylaws or any provision of law to be taken at a meeting of the shareholders may be taken without a meeting, prior notice or vote, if a consent in writing, setting forth the action so taken, shall be signed by the number of shareholders required to authorize such action at a meeting.  If the action is authorized by less than unanimous consent, then notice of the action shall be given to nonconsenting shareholders.

2.15.       Acceptance of Instruments Showing Shareholder Action.

If the name signed on a vote, consent, waiver or proxy appointment corresponds to the name of a shareholder, then the corporation, if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of a shareholder.  If the name signed on a vote, consent, waiver or proxy appointment does not correspond to the name of a shareholder, then the corporation, if acting in good faith, may accept the vote, consent, waiver or proxy appointment and give it effect as the act of the shareholder if any of the following apply:

(a)           The shareholder is an entity and the name signed purports to be that of an officer or agent of the entity.

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(b)           The name purports to be that of a personal representative, administrator, executor, guardian or conservator representing the shareholder and, if the corporation requests, evidence of fiduciary status acceptable to the corporation is presented with respect to the vote, consent, waiver or proxy appointment.

(c)           The name signed purports to be that of a receiver or trustee in bankruptcy of the shareholder and, if the corporation requests, evidence of this status acceptable to the corporation is presented with respect to the vote, consent, waiver or proxy appointment.

(d)           The name signed purports to be that of a pledgee, beneficial owner, or attorney-in-fact of the shareholder and, if the corporation requests, evidence acceptable to the corporation of the signatory’s authority to sign for the shareholder is presented with respect to the vote, consent, waiver or proxy appointment.

(e)           Two or more persons are the shareholders as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all co-owners.  The corporation may reject a vote, consent, waiver or proxy appointment if the Secretary or other officer or agent of the corporation who is authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory’s authority to sign for the shareholder.

ARTICLE III.  BOARD OF DIRECTORS

3.01.       General Powers and Number.

The business and affairs of the corporation shall be managed by its Board of Directors.  The number of directors of the corporation shall be three (3) or such other specific number as may be designated from time to time by resolution of the Board of Directors.

3.02.       Tenure and Qualifications.

Each director shall hold office until the next annual meeting of shareholders and until his or her successor shall have been qualified and elected, or until his or her prior death, resignation or removal.  A director may be removed from office by affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director, taken at a meeting of shareholders called for that purpose.  A director may resign at any time by filing his or her written resignation with the Secretary of the corporation.  Directors need not be residents of the State of Iowa or shareholders of the corporation.

3.03.       Regular Meetings.

A regular meeting of the Board of Directors shall be held without other notice than this bylaw immediately after the annual meeting of shareholders, and each adjourned session thereof.  The place of such regular meeting shall be the same as the place of the meeting of shareholders that precedes it, or such other suitable place as may be announced at such

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meeting of shareholders.  The Board of Directors may provide, by resolution, the time and place, either within or without the State of Iowa, for the holding of additional regular meetings without other notice than such resolution.

3.04.       Special Meetings.

Special meetings of the Board of Directors may be called by or at the request of the President, Secretary or any director.  The President or Secretary calling any special meeting of the Board of Directors may fix any place, either within or without the State of Iowa, as the place for holding any special meeting of the Board of Directors called by them, and if no other place is fixed, then the place of the meeting shall be the registered office of the corporation in the State of Iowa.

3.05.       Notice; Waiver.

Notice of each meeting of the Board of Directors (unless otherwise provided in or pursuant to Section 3.03) shall be given to each director not less than twenty-four (24) hours prior to the meeting by giving oral, telephone or written notice to a director in person, or by telegram, or not less than three (3) days prior to a meeting by delivering or mailing notice to the business address or such other address as a director shall have designated in writing and filed with the Secretary.  If mailed, then such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid.  If notice be given by telegram, then such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company.  Whenever any notice whatever is required to be given to any director of the corporation under the certificate of incorporation or bylaws or any provision of law, a waiver thereof in writing, signed at any time, whether before or after the time of meeting, by the director entitled to such notice, shall be deemed equivalent to the giving of such notice.  The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting and objects thereat to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

3.06.       Quorum.

Except as otherwise provided by law or by the certificate of incorporation or these bylaws, a majority of the directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but in no event shall less than one-third of the directors constitute a quorum.  A majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

3.07.       Manner of Acting.

The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by law or by the certificate of incorporation or these bylaws.

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3.08.       Conduct of Meetings.

The Chairman of the Board, and in his or her absence, the President or a Vice President as provided under Section 4.07, and in their absence, any director chosen by the directors present, shall call meetings of the Board of Directors to order and shall act as chairman of the meeting.  The Secretary of the corporation shall act as secretary of all meetings of the Board of Directors but in the absence of the Secretary, the presiding officer may appoint any Assistant Secretary or any director or other person present to act as secretary of the meeting.

3.09.       Vacancies.

Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled until the next succeeding annual election by the affirmative vote of a majority of the directors then in office, though less than a quorum of the Board of Directors; provided that in case of a vacancy created by the removal of a director by vote of the shareholders, the shareholders shall have the right to fill such vacancy at the same meeting or any adjournment thereof.

3.10.       Compensation.

The Board of Directors, by affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, may establish reasonable compensation of all directors for services to the corporation as directors, officers or otherwise, or may delegate such authority to an appropriate committee.  The Board of Directors also shall have authority to provide for or delegate authority to an appropriate committee to provide for reasonable pensions, disability or death benefits, and other benefits or payments, to directors, officers and employees and to their estates, families, dependents or beneficiaries on account of prior services rendered by such directors, officers and employees to the corporation.

3.11.       Presumption of Assent.

A director of the corporation who is present at a meeting of the Board of Directors or a committee thereof of which he or she is a member at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the corporation immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a director who voted in favor of such action.

3.12.       Committees.

The Board of Directors by resolution adopted by the affirmative vote of a majority of the directors may designate one or more committees, each committee to consist of one or more directors elected by the Board of Directors, which to the extent provided in said resolution as initially adopted, and as thereafter supplemented or amended by further resolution adopted by a like vote, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation.  Each such committee shall fix its

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own rules governing the conduct of its activities and shall make such reports to the Board of Directors of its activities as the Board of Directors may request.

3.13.       Unanimous Consent without Meeting.

Any action required or permitted by the certificate of incorporation or bylaws or any provision of law to be taken by the Board of Directors or any committee thereof at a meeting may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board of Directors or committee.

3.14.       Telephonic Meetings.

Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this bylaw shall constitute presence in person at such meeting.

ARTICLE IV.  OFFICERS

4.01.       Number.

The principal officers of the corporation shall be a Chairman of the Board, a President, any number of Vice Presidents, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors.  Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors.  Any number of offices may be held by the same person.

4.02.       Election and Term of Office.

The officers of the corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders.  If the election of officers shall not be held at such meeting, then such election shall be held as soon thereafter as conveniently may be.  Each officer shall hold office until his or her successor shall have been duly elected or until his or her prior death, resignation or removal.  Any officer may resign at any time upon written notice to the corporation.  Failure to elect officers shall not dissolve or otherwise affect the corporation.

4.03.       Removal.

Any officer or agent may be removed by the Board of Directors whenever in its judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment shall not of itself create contract rights.

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4.04.       Vacancies.

A vacancy in any principal office because of death, resignation, removal, disqualification or otherwise, shall be filled by the Board of Directors for the unexpired portion of the term.

4.05.       Chairman of the Board.

The Chairman of the Board shall, when present, preside at all meetings of the Board of Directors.

4.06.       President.

The President shall be the principal executive officer of the corporation and, subject to the direction of the Board of Directors, shall in general supervise and control all of the business and affairs of the corporation.  The President shall, when present, preside at all meetings of the shareholders and, in the absence of the Chairman of the Board, all meetings of the Board of Directors.  He or she shall have authority, subject to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the corporation as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them.  Such agents and employees shall hold office at the discretion of the President.  He or she shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, share certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation’s regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or the Board of Directors, he or she may authorize any Vice President or other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his or her place and stead.  In general he or she shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

4.07.       The Vice Presidents.

In the absence of the President or in the event of his or her death, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  Any Vice President may sign, with the Secretary or Assistant Secretary, certificates for shares of the corporation; and shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the President or by the Board of Directors.  The execution of any instrument of the corporation by any Vice President shall be conclusive evidence, as to third parties, of his or her authority to act in the stead of the President.

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4.08.       The Secretary.

The Secretary shall do the following:  (a) keep the minutes of the meetings of the shareholders and of the Board of Directors in one or more books provided for the purpose; (b) attest instruments to be filed with the Secretary of State; (c) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (d) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents the execution of which on behalf of the corporation under its seal is duly authorized; (e) keep or arrange for the keeping of a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder; (f) sign with the President, or a Vice President, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (g) have general charge of the share transfer books of the corporation; and (h) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned to him or her by the President or by the Board of Directors.

4.09.       The Treasurer.

The Treasurer shall do the following:  (a) have charge and custody of and be responsible for all funds and securities of the corporation; (b) receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositaries as shall be selected in accordance with the provisions of Section 5.04; and (c) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned to him or her by the President or by the Board of Directors.  If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors shall determine.

4.10.       Assistant Secretaries and Assistant Treasurers.

There shall be such number of Assistant Secretaries and Assistant Treasurers as the Board of Directors may from time to time authorize.  The Assistant Secretaries may sign with the President or a Vice President certificates for shares of the corporation the issuance of which shall have been authorized by a resolution of the Board of Directors.  The Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine.  The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties and have such authority as shall from time to time be delegated or assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Board of Directors.

4.11.       Other Assistants and Acting Officers.

The Board of Directors shall have the power to appoint any person to act as assistant to any officer, or as agent for the corporation in his or her stead, or to perform the duties of such officer whenever for any reason it is impracticable for such officer to act personally, and such assistant or acting officer or other agent so appointed by the Board of Directors shall have

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the power to perform all the duties of the office to which he or she is so appointed to be an assistant, or as to which he or she is so appointed to act, except as such power may be otherwise defined or restricted by the Board of Directors.

4.12.       Salaries.

The salaries of the principal officers shall be fixed from time to time by the Board of Directors or by a duly authorized committee thereof, and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the corporation.

ARTICLE V.  CONTRACTS, LOANS, CHECKS
AND DEPOSITS; SPECIAL CORPORATE ACTS

5.01.       Contracts.

The Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute or deliver any instrument in the name of and on behalf of the corporation, and such authorization may be general or confined to specific instances.  In the absence of other designation, all deeds, mortgages and instruments of assignment or pledge made by the corporation shall be executed in the name of the corporation by the President or a Vice President and by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer; the Secretary or an Assistant Secretary, when necessary or required, shall affix the corporate seal thereto; and when so executed no other party to such instrument or any third party shall be required to make any inquiry into the authority of the signing officer or officers.

5.02.       Loans.

No indebtedness for borrowed money shall be contracted on behalf of the corporation and no evidences of such indebtedness shall be issued in its name unless authorized by or under the authority of a resolution of the Board of Directors.  Such authorization may be general or confined to specific instances.

5.03.       Checks, Drafts, Etc.

All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, or agent or agents, and in such manner as shall from time to time be determined by or under the authority of a resolution of the Board of Directors.

5.04.       Deposits.

All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositaries as may be selected by or under the authority of a resolution of the Board of Directors.

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5.05.       Voting of Securities Owned by the Corporation.

Subject always to the specific directions of the Board of Directors, (a) any shares or other securities issued by any other corporation and owned or controlled by this corporation may be voted at any meeting of security holders of such other corporation by the President of this corporation if he or she is present, or in his or her absence, by a Vice President of this corporation who may be present, and (b) whenever, in the judgment of the President, or in his or her absence, of a Vice President, it is desirable for this corporation to execute a proxy or written consent in respect to any shares or other securities issued by any other corporation and owned by this corporation, such proxy or consent shall be executed in the name of this corporation by the President or one of the Vice Presidents of this corporation, without necessity of any authorization by the Board of Directors, affixation of corporate seal or countersignature or attestation by another officer.  Any person or persons designated in the manner above stated as the proxy or proxies of this corporation shall have full right, power and authority to vote the shares or other securities issued by such other corporation and owned by this corporation the same as such shares or other securities might be voted by this corporation.

ARTICLE VI.  CERTIFICATES FOR SHARES AND THEIR TRANSFER

6.01.       Certificates for Shares.

Certificates representing shares of the corporation shall be in such form, consistent with law, as shall be determined by the Board of Directors.  Such certificates shall be signed by the President or a Vice President and by the Secretary or an Assistant Secretary or Treasurer or Assistant Treasurer.  All certificates for shares shall be consecutively numbered or otherwise identified.  The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the share transfer books of the corporation.  All certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except as provided in Section 6.06.

6.02.       Facsimile Signatures and Seal.

The seal of the corporation on any certificates for shares may be a facsimile.  The signature of the President or Vice President and the Secretary or Assistant Secretary upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent, or a registrar, other than the corporation itself or an employee of the corporation.

6.03.       Signature by Former Officers.

In case any officer, who has signed or whose facsimile signature has been placed upon any certificate for shares, shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer at the date of its issue.

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6.04.       Transfer of Shares.

Prior to due presentment of a certificate for shares for registration of transfer the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to have and exercise all the rights and power of an owner.  Where a certificate for shares is presented to the corporation with a request to register for transfer, the corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, and (b) the corporation had no duty to inquire into adverse claims or has discharged any such duty.  The corporation may require reasonable assurance that said endorsements are genuine and effective and compliance with such other regulations as may be prescribed by or under the authority of the Board of Directors.  Where a transfer of shares is made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the shares are presented, both the transferor and the transferee so request.

6.05.       Restrictions on Transfer.

The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the corporation upon the transfer of such shares.  Otherwise the restriction is invalid except against those with actual knowledge of the restriction.

6.06.       Lost, Destroyed or Stolen Certificates.

The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the share certificate to be lost, stolen or destroyed.  When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the person requesting such new certificate or certificates, or his, her or its legal representative, to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

6.07.       Consideration for Shares.

The shares of the corporation may be issued for such consideration as shall be fixed from time to time by the Board of Directors, consistent with the law of the State of Iowa.

6.08.       Share Regulations.

The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with the statutes of the State of Iowa as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the corporation.

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ARTICLE VII.  SEAL

The Board of Directors may provide a corporate seal in an appropriate form.

ARTICLE VIII.  FISCAL YEAR

The fiscal year of the corporation for accounting and income tax purposes shall begin on the first day of January and end on the thirty-first day of December each year.

ARTICLE IX.  AMENDMENTS

9.01.       By Shareholders.

These bylaws may be adopted, amended or repealed and new bylaws may be adopted by the shareholders entitled to vote at the shareholders’ annual meeting without prior notice or at any other meeting provided the amendment under consideration has been set forth in the notice of meeting, by affirmative vote of not less than a majority of the shares present or represented at any meeting at which a quorum is in attendance.

9.02.       By Directors.

These bylaws may be adopted, amended or repealed by the Board of Directors as provided in the certificate of incorporation by the affirmative vote of a majority of the number of directors present at any meeting at which a quorum is in attendance; but no bylaw adopted by the shareholders shall be amended or repealed by the Board of Directors if the bylaws so provide.

9.03.       Implied Amendments.

Any action taken or authorized by the Board of Directors, which would be inconsistent with the bylaws then in effect but is taken or authorized by affirmative vote of not less than the number of directors required to amend the bylaws so that the bylaws would be consistent with such action, shall be given the same effect as though the bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

ARTICLE X.  NONLIABILITY AND INDEMNIFICATION OF
DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS

10.01.     Nonliability.

A director, officer, employee or agent of the corporation is not liable on the corporation’s debts or obligations and a director, officer, employee or agent is not personally liable in that capacity for a claim based upon an act or omission of the person performed in the discharge of the person’s duties, except for a breach of duty of loyalty to the corporation, for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, or for a transaction from which the person derives an improper personal benefit.

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10.02.     Indemnification.

The corporation shall indemnify directors, officers, employees and agents of the corporation to the fullest extent possible against expenses, including attorneys’ fees, judgments, penalties, fines, settlements and reasonable expenses, actually incurred by such director, officer, employee or agent relating to such person’s conduct as a director, officer, employee or agent of the corporation, except that the mandatory indemnification required by this sentence shall not apply (i) to a breach of such director’s, officer’s, employee’s or agent’s duty of loyalty to the corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for a transaction from which such director, officer, employee or agent derived an improper personal benefit or against judgments, penalties, fines and settlements arising from any proceeding by or in the right of the corporation, or against expenses in any such case where such director, officer, employee or agent shall be adjudged liable to the corporation.

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